ASSET PURCHASE AND CONTRIBUTION AGREEMENT

by and among

CINDAT MANHATTAN HOTEL PORTFOLIO (US) LLC,

CINDAT HERSHA OWNER JV LLC,

CINDAT HERSHA LESSEE JV LLC,

HHLP DUO TWO ASSOCIATES, LLC

HHLP DUO TWO LESSEE, LLC

HCIN NYC OWNER, LLC,

and

HCIN NYC LESSEE, LLC

dated as of February 2, 2016

Candlewood Suites-Times Square

339 West 39th Street

New York, New York

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

THIS ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of February 2, 2016 (the “Effective Date”), by and among CINDAT MANHATTAN HOTEL PORTFOLIO (US) LLC, a Delaware limited liability company (“Cindat”), CINDAT HERSHA OWNER JV LLC, a Delaware limited liability company (“Owner JV”), CINDAT HERSHA LESSEE JV LLC, a Delaware limited liability company (“Lessee JV”), HHLP DUO TWO ASSOCIATES, LLC, a New York limited liability company (“Hersha Owner”), and HHLP DUO TWO LESSEE, LLC, a Delaware limited liability company (“Hersha Lessee”), HCIN NYC OWNER, LLC, a Delaware limited liability company (“Hersha Owner Member”), and HCIN NYC LESSEE, LLC, a Delaware limited liability company (“Hersha Lessee Member,” and together with Hersha Owner Member, the “Hersha Members”).  Cindat, Owner JV, Lessee JV, Hersha Owner, Hersha Lessee and the Hersha Members are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Hersha Owner and Hersha Owner Member each are a wholly owned subsidiary of Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Hersha OP”), and are disregarded entities of the Hersha OP for federal income tax purposes, and Hersha Lessee and Hersha Lessee Member each are a wholly owned subsidiary of 44 New England Management Company, a Virginia corporation (the “Hersha TRS”), and are treated as disregarded entities of the Hersha TRS for federal income tax purposes.

B. Hersha Owner is the fee owner of the hotel property commonly known as the Candlewood Suites Times Square, located at 339 West 39th Street, New York, New York (the “Hotel”), and more particularly described on Exhibit A hereto.

C. Hersha Lessee is the lessee of the Hotel pursuant to an Amended and Restated Lease Agreement (the “Operating Lease”), effective as of January 1, 2012, between Hersha Owner, as lessor, and Hersha Lessee, as lessee.

D. The Hotel is subject to a hotel management agreement (the “Management Agreement”), dated as of February 9, 2010 by and between Hersha Lessee and Hersha Hospitality Management, L.P., a Pennsylvania limited partnership (“Hotel Manager”).

E. Hersha Owner desires to (a) sell to Owner JV, and Owner JV desires to purchase from Hersha Owner, an undivided 70% interest in the Property (as defined herein; such undivided 70% interest in the Property shall be referred to herein as the “Purchased Assets”), and (b) contribute to Owner JV, and Owner JV desires to accept from Hersha Owner, an undivided 30% interest in the Property (the “Hersha Owner Contributed Assets”), all on the terms and conditions set forth herein.

F. The Hersha Owner Contributed Assets shall be deemed contributed by Hersha Owner Member to Owner JV.

G. On or prior to the Closing Date, Owner JV shall obtain financing subject to the terms and conditions set forth in Section 7.1(h) (the “Senior Financing”) to fund a portion of the purchase price for the Purchased Assets.

H. On or prior to the Closing Date, (a) Cindat shall contribute to Owner JV cash sufficient to provide funds, together with the Senior Financing proceeds, to permit Owner JV to acquire the Purchased Assets from Hersha Owner, and to pay Cindat’s share of the Total Transaction Costs (as defined herein; Cindat’s capital contribution which shall be equal to its share of the Total Transaction Costs shall be referred to herein as the “Cindat Owner JV Cash Contribution”), and (b) Cindat shall contribute to the Lessee JV cash in the amount of its share of the Lessee JV Working Capital (as defined herein), as computed by reference to its Percentage Interest (the “Cindat Lessee JV Cash Contribution,” and together with the Cindat Owner JV Cash Contribution, the “Cindat Contribution”).

I. On the Closing Date, (a) Hersha Owner Member shall contribute to Owner JV its share of the Total Transaction Costs of Owner JV (the “Hersha Owner Member Cash Contribution”), and (b) Hersha Lessee Member shall contribute to Lessee JV cash in the amount of its share of the Lessee JV Working Capital, as computed by reference to its Percentage Interest (the “Hersha Lessee Member Cash Contribution,” and together with the Hersha Owner Member Cash Contribution, the “Hersha Contribution”).

J. Owner JV shall admit Hersha Owner Member as a member of Owner JV on the terms and conditions set forth in this Agreement and pursuant to that Amended and Restated Operating Agreement in the form attached hereto as Exhibit I (the “Owner JV Agreement”), and upon such admission the sole members of Owner JV shall be Cindat and Hersha Owner Member.

K. Lessee JV shall admit Cindat and Hersha Lessee Member as a member of Lessee JV on the terms and conditions set forth in this Agreement and pursuant to that Amended and Restated Operating Agreement in the form attached hereto as Exhibit I (with de minimis changes to reflect the operating lease structure, the “Lessee JV Agreement” and together with the Owner JV Agreement, the “Amended JV Agreements”), and upon such admission the sole members of Lessee JV shall be Cindat and Hersha Lessee Member.

L. Wholly-owned subsidiaries of Owner JV and Lessee JV shall each enter into a new operating lease in form and substance similar to the Operating Lease (the “New Operating Lease”), and otherwise mutually agreed to Owner JV and Lessee JV.

M. Immediately following the Cindat Contribution and the Hersha Contribution in accordance with the terms and conditions set forth in this Agreement and pursuant to the Amended JV Agreements, Cindat will own 70% of the membership interests in each of the Owner JV and the Lessee JV, Hersha Owner Member will 30% of the membership interests in the Owner JV and the Hersha Lessee Member will own 30% of the membership interests in the Lessee JV.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

BASIC INFORMATION:

A.Basic Terms.  The following defined terms shall have the meanings set forth below:

Purchase Price:As set forth in Schedule A

Deposit:Four Hundred Eighty Thousand and 00/100 Dollars ($480,000.00) (the “Initial Deposit”) was deposited prior to the Effective Date in accordance with Section 2.2(a), which Initial Deposit shall be increased by Four Hundred Eighty Thousand and 00/100 Dollars ($480,000.00) within three (3) Business Days of the Effective Date in accordance with Section 2.2(b) (the “Additional Deposit”) to an aggregate of Nine Hundred Sixty Thousand and 00/100 Dollars ($960,000.00).  Owner JV shall use best efforts to deliver an additional Two Million Two Hundred Forty Thousand and 0/100 Dollars ($2,240,000.00) prior to Closing (the “Final Deposit”; the Initial Deposit, the Additional Deposit and the Final Deposit, including any and all interest thereon, shall collectively be referred to as the “Deposit”).  The Deposit is to be delivered, maintained and released in accordance with Section 2.2(c). For the purposes of this “Deposit” provision, best efforts shall mean that Owner JV shall strictly comply with its obligations under Section 7.1(i) with respect to the Final Deposit, provided, that, Owner JV shall not be deemed to have breached its obligations under this provision if the Foreign Investment Approvals are not timely obtained due to any delay, the failure to act or the refusal to act on the part of any applicable governmental authority or agency and/or banking institution of the People’s Republic of China.

Total Transaction

Costs:  All third party out-of-pocket costs and expenses associated with the formation of the Owner JV and the Lessee JV and the consummation of the transactions described herein in the aggregate amount approved in writing by the Parties hereto as such amount will be reflected on the Closing Statement (as defined herein), which costs and expenses shall include, but not be limited to: (i) due diligence costs of Owner JV and Lessee JV, including third party reports (e.g., environmental assessment reports and property condition or engineering reports) (collectively, the “Third

Party Reports”), (ii) closing and title costs, (iii) legal fees and expenses and all other fees and expenses associated with the creation of Owner JV and Lessee JV including the negotiation of the Owner JV Agreement and Lessee JV Agreement, (iv) mortgage recordation taxes, (v) interest reserves required in connection with the Senior Financing, (vi) working capital, (vii) CapEx/FF&E/PIP reserves required to be funded at Closing in connection with the New Franchise Agreement, (viii) all application fees required in connection with the application for the New Franchise Agreement, and (ix) all other closing costs set forth in Paragraph C below, specifically excluding however, (i) all costs and expenses of Hersha Owner and Hersha Lessee in connection with or related to the transactions contemplated herein, including without limitation, all legal fees and expenses of Hersha Owner’s and Hersha Lessee’s counsel in connection with the negotiation of this Agreement, and (ii) costs that are expressly the sole responsibility of Hersha Owner as set forth in Paragraph C or as otherwise provided for in this Agreement.

Lessee JV Working

Capital:                    As set forth in Schedule A, and further set forth in the Lessee JV Agreement and reflected on the Closing Statement.

Title Company:        First American Title Insurance Company

                                c/o Kensington Vanguard National Land Services

                               (See Escrow Agent below)

Escrow Agent:        Kensington Vanguard National Land Services

                              39 W. 37th Street, 3rd Floor

                              New York, New York 10018

                              Attention:Larry Boes, Executive Vice President &

                                General Counsel

                              Telephone: (646) 695-9467

                                                      Facsimile:(646) 417-5040

                                                      Email: lboes@kvnational.com

Broker:                   Cushman & Wakefield Capital Markets or its affiliates

Effective Date:     The first date shown in the first paragraph on Page 1 of this Agreement.

Closing Date:         The earlier of (i) March 1, 2016 or (ii) the satisfaction of the conditions precedent to closing set forth in Article 7, as the same may be extended after March 1, 2016 pursuant to the terms of this Agreement in the event that the conditions precedent to closing set forth in Article 7 are not satisfied, provided, that, in no event shall the closing date be extended later than March 31, 2016 (the “Outside Closing Date”).

B.Notice Addresses.The following are notice addresses for purposes of Section 10.3 of this Agreement:

Owner JV;

Lessee JV and

Cindat:                        c/o Cindat USA LLC

                                  745 Fifth Avenue, Fifth Floor

                                  New York, New York  10151

                                  Attention: Rodrigo Real

Telephone: (212) 471-9660

Facsimile: (___) ___-____

Email: rodrigo.real@cindat.com

copy to:                       Sidley Austin LLP

                                   555 West Fifth Street, Suite 4000

                                   Los Angeles, California 90013

                                   Attention: Joel H. Rothstein, Esq.

Telephone: (213) 896-6060

Facsimile: (213) 896-6600

Email: joel.rothstein@sidley.com

Hersha Owner;

Hersha Lessee and

The Hersha Members:  c/o Hersha Hospitality Trust

                                 510 Walnut Street, 9th Floor

                                 Philadelphia, PA 19106

                                  Attention: Ashish R. Parikh, Chief Financial Officer

Telephone: (215) 238-1046

Facsimile: (215) 238-0157

Email: ashish@hersha.com

copy to:                       Hunton & Williams, LLP

                                   Riverfront Plaza, East Tower

                                   951 East Byrd Street

                                   Richmond, Virginia 23219

                                   Attention: James S. Seevers, Jr., Esq.

                                   Telephone: (804) 788-8573

                                   Facsimile: (804) 343-4702

                                   Email: jseevers@hunton.com

C.Closing Costs.Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Premium for standard form Title Policy required to be delivered pursuant to Section 7.1(e)	Owner JV

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements desired by Owner JV, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Owner JV
Cost of New Survey	Owner JV
Costs of any revisions, modifications, updates or recertifications of/to the Existing Survey	Owner JV
Costs for UCC Searches	Owner JV
All recording and/or filing fees in connection with any conveyance, mortgage and/or other security instrument	Owner JV
New York State Real Estate Transfer Tax imposed pursuant to Article 31 and Section 1402 of the New York Tax Law	Hersha Owner
New York City Real Property Transfer Tax imposed pursuant to Title 11, Chapter 21 of the New York City Administrative Code	Hersha Owner
Any escrow fee charged by Escrow Agent for holding the Deposit or conducting the Closing	Owner JV ½ Hersha Owner ½
Real estate sales commission to Broker	Hersha Owner
All other closing costs, expenses, charges and fees	In accordance with local custom as between buyers and sellers of real estate

ARTICLE 1 TRANSFER OF THE PROPERTY

1.1 Transfer of the Interests.  Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, (a) Hersha Owner agrees to sell to Owner JV, and Owner JV agrees to purchase from Hersha Owner, the Purchased Assets for a purchase price equal to the amount set forth in Schedule A (the “Property Sale Proceeds”); and (b) Hersha Owner agrees to transfer to Owner JV, and Owner JV agrees to acquire from Hersha Owner, the Hersha Owner Contributed Assets valued at a contribution amount equal to the amount set forth in Schedule A in exchange for membership interests in Owner JV issued to Hersha Owner Member equal to a 30% Percentage Interest in Owner JV.

1.2 Federal Income Tax Treatment.  The Parties agree that, for federal income tax and any applicable state income tax purposes, the transactions contemplated by this Agreement and the Amended JV Agreements shall be treated as follows:  (i) a sale by the Hersha OP of the Purchased Assets to Cindat pursuant to section 707(a)(2)(B) of the Code and Revenue Ruling 99-

5 in exchange for the Property Sale Proceeds; (ii) a contribution by the Hersha OP of the Hersha Owner Contributed Assets to Owner JV pursuant to section 721(a) of the Code; (iii) a contribution by Cindat of the Purchased Assets to Owner JV pursuant to section 721(a) of the Code, subject to 70% of the Senior Financing; (iv) a cash contribution pursuant to section 721(a) of the Code by Hersha OP in the amount of the Hersha Owner Cash Contribution; (v) a cash contribution to Lessee JV by Cindat pursuant to section 721(a) of the Code of its share of the Lessee JV Working Capital; (vi) a cash contribution by the Hersha TRS of the Hersha Lessee Member Cash Contribution pursuant to section 721(a) of the Code; (vii) a cash contribution pursuant to section 721(a) of the Code by Cindat to Owner JV in the amount of the Cindat Owner JV Cash Contribution; and (viii) a cash distribution by Owner JV to the Hersha OP in an amount equal to its share of the Senior Financing, as computed by reference to its Percentage Interest, pursuant to Treasury Regulation section 1.707-5(a)(5).  No Party shall take any action or filing position inconsistent with this Section 1.2 unless otherwise required by law.

1.3 Transferred Assets.  Subject to the terms and conditions of this Agreement, as of the Closing Date, Hersha Owner agrees to transfer to Owner JV, free and clear of liens and encumbrances other than the Permitted Exceptions, and Owner JV agrees to receive from Hersha Owner, all of the following items (collectively, the “Property”):

(a) all of Hersha Owner’s right, title and interest in and to the land described on Exhibit A hereto with all rights, privileges and easements appurtenant thereto (collectively, the “Real Property”);

(b) all of Hersha Owner’s right, title, and interest in and to all buildings, improvements, and other items of real estate located on the Real Property (collectively, the “Improvements,” and together with the Real Property, the “Premises”);

(c) all of Hersha Owner’s right, title, and interest in and to all of the following (collectively, the “Personal Property”):

(i) items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, and other tangible personal property located at the Hotel and owned or leased by Hersha Lessee, including, without limitation, all inventories of food and beverage in opened containers and all in-use or stock of linens, china, glassware, silver, uniforms, towels, paper goods, stationery, soaps, cleaning supplies and the like with respect to the Hotel on hand as of the Closing Date, but specifically excluding (x) any and all tangible or intangible personal property and/or trade fixtures owned or leased by tenants and/or occupants, concessionaires, licensees, guests, or employees of Holiday Hospitality Franchising, Inc. (“Franchisor”), or Hotel Manager or any of their respective affiliates as described on Schedule 1.3(c) hereto, (y) any and all alcoholic beverages, but only to the extent that any applicable law prohibits the transfer of alcoholic beverages to Owner JV, and (z) any and all cash-on-hand, FF&E reserves, and petty cash funds; and

(ii) to the extent assignable at no cost or expense to Hersha Owner, all intangible personal property owned or possessed by Hersha Owner and used exclusively in connection with the ownership or operation of the Hotel (and not in connection with any other hotel or property), including, without limitation, (1) utility and development rights and privileges, (2) trade names (other than the names “Hersha” or any derivative thereof or “Candlewood Suites” and “Candlewood Suites Times Square”, trademarks and logos (except to the extent owned or held by Franchisor), names of hotel restaurants and other food and beverage outlets, technology and technical information, warranties, plans, drawings and general intangibles pertaining to the Real Property and the Personal Property related to the Hotel (e.g., phone numbers, internet addresses and domain names), (3) the share of the final night’s room revenue for the Hotel of registered guests (who have not checked out and who were occupying rooms as of the Adjustment Point, as defined herein), including any sales taxes, room taxes or other taxes thereon (the “Rooms Ledger”) determined pursuant to Article 3, (4) [reserved], (5) reservations and agreements made or entered into prior to Closing for rooms or other facilities at the Hotel to be utilized on or after the Closing Date, or for catering services or other hotel services to be provided on or after the Closing Date at or by the Hotel (the “Advance Bookings”), and (6) all licenses, permits, concessions and approvals required by any Governmental Authority, as defined herein, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof (the “Authorizations”), but specifically excluding any and all liquor licenses and permits or rights relating to the sale of liquor at the Hotel (but subject to Section 1.5), any proprietary information concerning Hersha Owner, Hotel Manager or any of their respective affiliates or their properties or other assets (e.g., sales training manuals and interfacing software), and any software licenses for business center computers; and

(d) all of Hersha Owner’s right, title, and interest in all written service, supply, trash removal, maintenance, construction, capital improvement and other similar contracts (including any agreements pertaining to facilities not located at the Property, but which are required and presently used for the operation of the Property) in effect with respect to the Property related to the construction, operation, or maintenance of the Property (collectively, the “Contracts”) (but excluding (i) those contracts that Owner JV timely “rejects” pursuant to, and to the extent permitted under, Section 5.1 and (ii) those national contracts, applicable to multiple hotels, which are identified on Schedule 1.3(d) hereto), in each case, (x) to the extent assignable or transferable at no cost or expense to Hersha Owner, and, if consent is required, to the extent such consent is obtained, (y) to the extent Hersha Owner has not terminated such Contract as provided in Section 5.1(h), and (z) specifically excluding any management agreements, hotel franchise agreements, trademark agreements, and any and all contracts or rights relating to the sale of liquor at the Hotel (but subject to Section 1.5).

Notwithstanding anything contained in this Section 1 to the contrary, the following is specifically excluded from the Property, and none of the following shall be transferred to Owner JV: (a) Hersha Owner’s cash in bank accounts and invested with financial or other institutions, (b) any and all accounts receivable other than the above-described share of the Rooms Ledger (collectively, the “Excluded Receivables”), (c) any credit card merchant numbers of Hersha Owner, (d) any insurance policies related to the Property including, without limitation, general liability, operational liability, business interruption, fire and casualty policies, and all proceeds and claims thereunder, (e) any asset management services provided for the benefit of Hersha Owner or the Property by any affiliate of Hersha Owner, (f) any refunds (including, without limitation, refunds of real estate taxes) attributable to the period prior to the Closing Date, (g) the items described in subsection (x), (y), and (z) of Section 1.3(c)(i), (h) the name “Hersha” or any derivative thereof and the names “Candlewood Suites” and “Candlewood Suites

Times Square” and all items containing such name,] (i) the contracts listed on Schedule 1.3(d) hereto, (j) books and records relating to period of time prior to the Closing Date, including any confidential personnel records of the employees of the Property (e.g., evaluations, write-ups and other subjective materials, medical records, etc.), (k) the Operating Lease, and (l) any other item expressly excluded from the transactions contemplated herein as provided in this Agreement.

1.4 Condition of the Property; No Representations; Waiver and Release.

(a) OWNER JV acknowledges and agrees that the Hotel and the Property are being sold to OWNER JV, and that OWNER JV agrees to purchase and accept the Hotel and the Property, and each and every part and component thereof, in an “AS IS, WHERE IS” condition as of the Closing with no representations or warranties from Hersha Owner or Hersha Lessee, either express or implied, except as expressly set forth in this Agreement or in the Conveyance Documents.  OWNER JV agrees that OWNER JV is not relying upon, and has not received or been given, any representations, statements or warranties, oral or written, implied or express (except as expressly set forth in this Agreement or in the Conveyance Documents), of or by any officer, employee, agent or representative of Hersha Owner, Hersha Lessee, the Hersha Members, Hotel Manager or any salesperson or broker (if any) involved in the transactions contemplated hereby, as to the Hotel or the Property or any part or component thereof in any respect, including, but not limited to, any representations, statements or warranties (except as expressly set forth in this Agreement or in the Conveyance Documents) as to the physical or environmental condition of the Hotel, the fitness of the Hotel for use as such, the financial performance or potential of the Hotel, the compliance of the Hotel with applicable building, zoning, subdivision, environmental, life safety or land use laws, codes, ordinances, rules, orders, or regulations, or the state of repair of the Hotel, and OWNER JV, for itself and its successors and assigns, waives any right to assert any claim or demand against Hersha Owner, Hersha Lessee, the Hersha Members, Hotel Manager or their respective affiliates at law or in equity relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, now existing or hereafter arising.  Except for any title or survey matters created solely by Hersha Owner or Hersha Lessee in violation of Section 4.3 of this Agreement, OWNER JV agrees that (except as expressly set forth in this Agreement or the Conveyance Documents) it shall have no recourse whatsoever against Hersha Owner, Hersha Lessee, the Hersha Members, Hotel Manager, or their respective Affiliates, at law or in equity, should the Survey, the Title Commitment or the Title Policy fail to disclose any matter affecting the Real Property or reveal any such matter in an inaccurate, misleading or incomplete fashion or otherwise be in error.  OWNER JV acknowledges that has reviewed the Survey and the Title Commitment (as same may be marked at Closing) and discussed their contents with the independent contractors who prepared or issued each of them.  OWNER JV accordingly agrees to look solely to the preparer of the Survey and the Title Company for any claim arising out of or in connection with such instruments and hereby releases Hersha Owner, Hersha Lessee, the Hersha Members, Hotel Manager and their respective Affiliates from any such claim (except for any claim that Hersha Owner agrees to cure as set forth in this Agreement).   Notwithstanding the foregoing, nothing herein is intended to limit the liability of Hersha Owner, Hersha Lessee or any Hersha Member for any breach of a covenant or other undertaking set forth in this Agreement or in any Conveyance Document.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN, AS OF THE CLOSE OF ESCROW, OWNER JV HEREBY IRREVOCABLY AND ABSOLUTELY WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, AND COVENANTS NOT TO FILE OR OTHERWISE PURSUE ANY LEGAL ACTION AGAINST, HERSHA OWNER, HERSHA LESSEE OR THEIR RESPECTIVE AFFILIATES OR ANY DIRECT OR INDIRECT PARTNER, MEMBER, TRUSTEE, DIRECTOR, SHAREHOLDER, CONTROLLING PERSON, OFFICER, ATTORNEY, EMPLOYEE, AGENT OR BROKER OF ANY OF THE FOREGOING, AND ANY OF THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, PROCEEDINGS, INVESTIGATIONS, DEMANDS, CLAIMS, LIABILITIES, FINES, PENALTIES, LIENS, JUDGMENTS, LOSSES, INJURIES, DAMAGES, SETTLEMENT EXPENSES OR COSTS OF WHATEVER KIND OR NATURE, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING BROUGHT OR THREATENED OR ORDERED BY ANY GOVERNMENTAL AUTHORITY), IN ADDITION TO ASSOCIATED ATTORNEYS’ AND EXPERTS’ FEES AND EXPENSES, AND INVESTIGATION AND REMEDIATION COSTS THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY OR ANY PORTION THEREOF (COLLECTIVELY, “CLAIMS”) INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, OR INCLUDING ANY OTHER MATTER RELATING TO THE USE, PRESENCE, DISCHARGE OR RELEASE OF HAZARDOUS MATERIALS ON, UNDER, IN, ABOVE OR ABOUT THE PROPERTY.  THIS WAIVER AND RELEASE SHALL BE BINDING UPON OWNER JV, ANY SUBSEQUENT OWNER JV AND ANY AFFILIATE, ANY DIRECT OR INDIRECT PARTNER, MEMBER, TRUSTEE, DIRECTOR, SHAREHOLDER, CONTROLLING PERSON, OFFICER, ATTORNEY, EMPLOYEE, AGENT OR BROKER OF ANY OF THE FOREGOING, AND ANY OF THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS.  IN ADDITION, OWNER JV HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS, AND FOREVER RELEASES, EACH OF THE RELEASED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT RELATING TO ANY HAZARDOUS MATERIALS THAT MAY BE PLACED, LOCATED OR RELEASED ON, AT, UNDER OR FROM THE PROPERTY BY OWNER JV AFTER THE CLOSING DATE.   FOR THE AVOIDANCE OF DOUBT, NOTHING HEREIN IS INTENDED TO RELEASE ANY PERSON OR ENTITY WITH REGARD TO A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CONVEYANCE DOCUMENT.

For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, biological agent or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined, identified or regulated pursuant to any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Comprehension and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “oil or hazardous materials” in the laws or regulations of any State.

(c) IN CONNECTION WITH THIS SECTION 1.4, OWNER JV EXPRESSLY WAIVES THE BENEFITS OF ANY PROVISION OR PRINCIPLE OF FEDERAL OR STATE LAW OR REGULATION THAT MAY LIMIT THE SCOPE OR EFFECT OF THE WAIVER AND RELEASE PROVISIONS OF THE PRECEDING PARAGRAPHS. OWNER JV ELECTS TO AND DOES ASSUME ALL RISK FOR SUCH CLAIMS HERETOFORE AND HEREAFTER ARISING, WHETHER NOW KNOWN OR UNKNOWN TO OWNER JV, TO THE EXTENT PERMITTED BY LAW. OWNER JV HEREBY AGREES, REPRESENTS AND WARRANTS THAT OWNER JV REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND OWNER JV FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT OWNER JV NEVERTHELESS HEREBY RELEASES, DISCHARGES AND ACQUITS THE RELEASED PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO HERSHA OWNER BY OWNER JV IN EXCHANGE FOR HERSHA OWNER’S PERFORMANCE HEREUNDER. WITHOUT LIMITATION OF THE FOREGOING, IF OWNER JV HAS ACTUAL KNOWLEDGE PRIOR TO THE CLOSING DATE OF (I) A DEFAULT IN ANY OF THE COVENANTS, AGREEMENTS OR OBLIGATIONS TO BE PERFORMED BY HERSHA OWNER UNDER THIS AGREEMENT AND/OR (II) ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OF HERSHA OWNER MADE IN THIS AGREEMENT WHICH WOULD ENTITLE OWNER JV TO TERMINATE THIS AGREEMENT, AND NONETHELESS ELECTS TO PROCEED TO CLOSING, THEN, OWNER JV SHALL BE DEEMED TO HAVE WAIVED ANY SUCH DEFAULT AND/OR BREACH OR INACCURACY AND SHALL HAVE NO CLAIM AGAINST HERSHA OWNER WITH RESPECT THERETO.

(d) This Section 1.4 shall survive Closing indefinitely.
1.5 [Intentionally Omitted.]

ARTICLE 2 PROPERTY SALE PROCEEDS

2.1 Property Sale Proceeds.  The Property Sale Proceeds (as such amount may be adjusted as provided for herein) shall be payable in cash by wire transfer of immediately available funds (made in accordance with the wiring instructions provided by Escrow Agent) to a bank account designated by Title Company, in its capacity as Escrow Agent.

2.2 Deposit.
(a) Payment of Initial Deposit. Prior to the Effective Date, Owner JV delivered the Initial Deposit to Escrow Agent.

(b) Payment of Additional Deposit.  Within three (3) Business Days of the Effective Date, Owner JV shall deliver the Additional Deposit to Escrow Agent. The Additional Deposit is non-refundable upon deposit with Escrow Agent except as otherwise provided in this Agreement and shall be paid in cash by wire transfer of immediately available funds (made in accordance with the wiring instructions provided by the Escrow Agent) to a bank account designated by the Escrow Agent.  Time is of the essence with respect to the Additional Deposit and if Owner JV shall fail to make the Additional Deposit in accordance with the foregoing by 5:00 P.M. (Eastern Time) on the date that is the third (3rd) Business Day after the Effective Date, Hersha Owner shall have the right to terminate this Agreement by providing a written notice to Owner JV within two (2) Business Days of the date the Additional Deposit was due, in which event the Initial Deposit shall be retained by Hersha Owner as consideration for this Agreement, and neither Party shall have any further rights, obligations or liability hereunder, except for liability which expressly survives termination of this Agreement.

(c) Disposition of Deposit.  If the Closing occurs, the Deposit shall be applied as a credit to the Property Sale Proceeds at Closing.  In all other cases, the Deposit shall be disbursed in accordance with the terms of this Agreement. The provisions of this Section 2.2(c) shall survive any termination of this Agreement.

(d) Bankruptcy.  Owner JV hereby acknowledges and agrees that the Deposit held by Escrow Agent and/or Hersha Owner, as applicable, does not and shall not constitute property of the estate of Owner JV within the meaning of Section 541 of title 11 of the United States Code, or substantially similar provisions of state law (the “Bankruptcy Code”), and Owner JV’s interest in such Deposit is limited to the right to have the Deposit returned if and when the conditions for the return of the Deposit to Owner JV are satisfied as set forth herein.  Owner JV hereby acknowledges and agrees that (i) the proper giving of notice by Hersha Owner to release the Deposit as provided hereunder and/or (ii) the proper release of the Deposit to Hersha Owner shall not be a violation of any provision of the Bankruptcy Code, including, without limitation, Section 362 of the Bankruptcy Code, or require the approval of any court with jurisdiction over any case in which Owner JV or any affiliate of Owner JV is a debtor. Owner JV hereby waives any provision of the Bankruptcy Code necessary to invoke the foregoing, including, without limitation, Sections 105 and 362, and waives any right to defend against any motion for relief from the automatic stay that may be filed by Hersha Owner.

2.3 Allocation of Property Sale Proceeds.  The Parties shall use reasonable efforts to agree, prior to Closing Date, upon an allocation of the Property Sale Proceeds among the Real Property, the Improvements and the Personal Property for federal, state and local tax purposes.  If the Parties cannot agree upon such allocation of the Property Sale Proceeds, each Party shall file federal, state and local tax returns based on each Party’s own determination of the proper allocation of the Property Sale Proceeds, each bearing its own consequences with respect to any discrepancies.

ARTICLE 3 APPORTIONMENTS AND OTHER ADJUSTMENTS

3.1 General.  All items of revenue and expense with respect to the Property, and applicable to the period of time before and after Closing Date, shall be allocated between Hersha Owner and Owner JV as provided herein. Pursuant to such allocation and subject to Section 3.1(g), Hersha Owner or Hersha Lessee, as applicable, shall be entitled to all revenue (including, without limitation, the Excluded Receivables) and shall be responsible for all expenses for the period of time up to 11:59 P.M. (Eastern Standard Time) on the day immediately preceding the Closing Date (the “Adjustment Point”), and Owner JV or Lessee JV, as applicable, shall be entitled to all revenue and shall be responsible for all expenses, in each case, which accrue and are attributable to the period of time after the Adjustment Point.  Such adjustments shall be shown on the closing statement or settlement statement prepared by the Escrow Agent at the Closing (the “Closing Statement”), with such supporting documentation as the Parties may reasonably require being attached as exhibits to the Closing Statement and shall increase or decrease (as the case may be) the cash amount payable by Owner JV.  The Closing Statement shall be in form and content acceptable to the Parties prior to and as a condition to the Closing.  All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Except as otherwise specifically provided for herein, all apportionments shall be made in the manner recommended by the “Customs in Respect to Title Closings” of the Real Estate Board of New York, Inc. and there shall be no other apportionments. Without limiting the generality of the foregoing, the following items shall be allocated and prorated as of the Adjustment Point:

(a) Real Estate Taxes, Personal Property Taxes and Assessments.  Real estate taxes, personal property taxes, and assessments (and refunds thereof) on the basis of the fiscal year or fiscal years for which assessed.  If the Closing shall occur before a new real property tax rate, personal property tax rate, or assessed valuation is fixed, the apportionment of such tax at Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the actual real estate taxes and personal property taxes have been fixed, the apportionment of taxes shall be recomputed and Hersha Owner or Owner JV, as the case may be, promptly upon demand shall make a payment to the other based upon the recomputed apportionment. In addition, if any real property assessment or personal property assessment affects the Hotel as of the Closing Date and such real property assessment or personal property assessment is payable in annual or other installments (whether at the election of Hersha Owner or otherwise), only the installment relating to, or payable over, the fiscal period of the assessing authority, part of which is included within the period prior to the Closing Date and part of which is included in the period after the Closing Date, shall be apportioned between

Hersha Owner and Owner JV as of the Adjustment Point; however, such assessments which are not payable in installments shall be paid by Hersha Owner at Closing where the work has been completed, and shall be assumed by Owner JV at Closing and shall be apportioned between Hersha Owner and Owner JV as of the Adjustment Point where the work has been authorized or started, but not completed. Hersha Owner may have previously filed, and shall have the right at any time to file, an action for the adjustment of taxes payable for any tax year during which Hersha Owner has any liability (including the tax year of Closing and any prior tax years).  If Hersha Owner files (or has previously filed) such an action affecting any tax year prior to the year of Closing, any tax savings or refunds resulting from such action shall be solely the property of Hersha Owner.  Hersha Owner shall have the exclusive right (at its sole cost and expense) to file, and control, any filing or tax appeals for an adjustment of taxes affecting the tax year in which the Closing occurs, provided, that, such filing or appeal does not have a material adverse effect on the Owner JV, Lessee JV or the Property.  If Hersha Owner should file an action for an adjustment of taxes affecting the tax year in which the Closing occurs, and if as a result thereof taxes for said tax year are reduced, then any tax savings or refunds and the third party costs reasonably incurred to achieve the tax savings or refunds shall be prorated between Hersha Owner and Owner JV effective as of the Closing Date. Owner JV acknowledges that Hersha Owner has the sole right to file and control, and Owner JV agrees to reasonably cooperate with Hersha Owner (at the sole cost and expense of Hersha Owner) in connection with any action for the adjustment of taxes. The provisions of this paragraph shall survive the Closing.  Notwithstanding the foregoing, in no event shall Hersha Owner be obligated to pay any additional taxes due with respect to any reassessment of the Property which results from the sale of the Property to Owner JV or any improvements to the Property made by Owner JV, and Owner JV acknowledges and agrees that it shall be liable for all such additional taxes.

(b) Utilities.  Utilities and fuel charges, including, without limitation, water, sewer, steam, electricity, gas and oil charges, on the basis of meter readings made as contemporaneously as possible to the Adjustment Point (or, if not possible, on the basis of the most recent previous bills and readings); provided, that upon the taking of subsequent meter readings that are closer in time to the Adjustment Point, then such adjustment shall be recalculated based upon the subsequent readings, and Hersha Owner or Owner JV, as the case may be, promptly upon demand, shall make any necessary compensating payments to the other Party.

(c) Escrows and Deposits.  All escrows or similar deposits, if any, made by Hersha Owner as security under any public service contracts which will remain on deposit for the benefit of Owner JV after the Closing to the extent such escrows or similar deposits are assigned to Owner JV for which Hersha Owner will receive a credit at Closing.

(d) Accounts Receivable.  Hersha Owner shall retain ownership of all Excluded Receivables and shall have the right to independently collect the Excluded Receivables after the Closing (at its sole cost and expenses), provided, that, such collection efforts do not have a material adverse effect on the Owner JV, Lessee JV or the Property.  Owner JV shall reasonably cooperate with Hersha Owner (at the sole cost and expense of Hersha Owner) with regard to the collection of the Excluded Receivables, and shall promptly remit to Hersha Owner any and all amounts collected by Owner JV with respect to the Excluded Receivables, together with an accounting thereof.

(e) Contracts.  Fees and regular charges payable under, or prepaid amounts under, the Contracts to which Hersha Owner is a party and relating to Hersha Owner’s operations at the Hotels if such Contracts are being assigned to Owner JV or Lessee JV, as applicable, and are to continue after the Closing.  In addition, Hersha Owner and Owner JV agree that expenses under Contracts which will constitute ongoing construction, capital improvement and other similar work shall be allocated to Hersha Owner as to work completed prior to the Adjustment Point (and applicable retainage related thereto), and shall be allocated to Owner JV as to work completed from and after the Adjustment Point (and applicable retainage related thereto).  Except as expressly provided for herein or in the Conveyance Documents, Owner JV and Lessee JV shall not be obligated to assume any of the liabilities or obligations of Hersha Owner and Hersha Lessee which accrued or are attributable to the period prior to the Adjustment Point.

(f) Annual Fees for Authorizations.  Annual fees for Authorizations, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Owner JV following the Closing.

(g) Rooms Ledger.  The Rooms Ledger for the Hotel for registered guests (who have not checked out and were occupying rooms as of the Adjustment Point), including any sales taxes, room taxes, occupancy taxes or other taxes thereon for nights prior to the Adjustment Point shall be credited to Hersha Owner at Closing. The room’s revenue and applicable taxes for the night preceding Closing shall be apportioned equally between Owner JV and Hersha Owner.

(h) Food and Beverage Revenue; Vending Machine Revenue.  All revenue in connection with (i) food and beverage services, if any, at the Hotel (including amounts due from any registered guest of the Hotel), and (ii) vending machines located at the Hotel. All vending machine proceeds shall be counted as close to the Adjustment Point as possible.

(i) Meeting Room Revenue. All revenue generated from meeting rooms, if applicable, at the Hotels.
(j) Gift Shop Revenue. All revenue generated from the gift shop, if applicable, at the Hotels.

(k) Advance Bookings and Advance Expenses.  Owner JV shall receive a credit at Closing for revenue received by Hersha Owner prior to the Adjustment Point for Advance Bookings made during Hersha Owner’s period of ownership of the Property. Hersha Owner shall receive a credit at Closing for prepaid expenses for goods or services paid (including travel agency or travel service commissions) for rooms at the Hotel to be utilized on or after the Closing.

(l) Petty Cash.  All petty cash funds in connection with the guest operations at the Hotel, for which Hersha Owner shall receive a credit at Closing in the amount of the total of all petty cash funds on hand and transferred to Owner JV at Closing.

(m) Unopened Containers.  All inventories of food and beverage in unopened containers, as well as all inventories of unopened and unused linens, china, glassware, silver, uniforms, towels, paper goods, stationery, soaps, cleaning supplies and the like with respect to the Hotel on hand as of the Closing Date, for which Hersha Owner shall receive a credit at Closing in the amount of the total of the actual cost to Hersha Owner of such items transferred to Owner JV at Closing.

(n) Other Items.  Any other operating expenses and any other items relating to the Property which are ordinarily adjusted between owners and purchasers of commercial real estate in the State and City of New York comparable to the Property, provided, that, the categories of such operating expenses and any other items are mutually agreed upon by Hersha Owner and Owner JV prior to Closing.

3.2 Accounting.  Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts for the Lodging Industry, Eleventh Edition, as published by the Educational Institute, and to the extent not inconsistent therewith, generally accepted accounting principles.  The computation of the adjustments shall be jointly prepared by Hersha Owner and Owner JV.

3.3 Employees.  Hersha Owner shall (or shall cause Hersha Lessee to) terminate (i) the Management Agreement and (ii) that certain staffing agreement (the “Staffing Agreement”) for the provision of housekeeping services, as such agreement is listed on Schedule 8.2(f) attached hereto (and the service provider listed on Schedule 8.2(f) shall be referred to as the “Staffing Company”), with the understanding that Lessee JV shall simultaneously enter into the New Management Agreement (as defined herein) and a New Staffing Agreement (as defined herein) on the Closing Date.  In that connection, Hersha Owner (and Hersha Lessee) do not anticipate the termination of any employees of the Hotel employed by Hotel Manager or the Staffing Company in connection with the transactions contemplated in this Agreement.  Hersha Owner (and/or Hersha Lessee) shall be responsible for and shall cause the timely payment of any and all liability to or respecting employees of the Hotel employed by Hotel Manager or the Staffing Company (collectively, the ‘Employees”), having accrued through the Adjustment Point, including liability for payment of all Employees’ wages, bonuses, commissions, and other forms of compensation earned by and due and owing to Employees as of the Adjustment Point and claims for benefits of Employees incurred as of the Adjustment Point, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such Employees as of the Adjustment Point.  Promptly following the Effective Date, Hersha Lessee and Lessee JV shall jointly contact each Staffing Company and commence discussions for terminating the Staffing Agreement and entering into a new staffing agreement for the Hotel (the “New Staffing Agreement”), and Hersha Lessee and Lessee JV agree to reasonably cooperate with each other in connection therewith.

3.4 Post-Closing Adjustments.  To the extent that any of the prorations made on the Closing Date pursuant to this Article 3 are based upon estimates of payments to be made to and/or expenses to be paid by Owner JV or Hersha Owner subsequent to the Closing Date which later prove inaccurate or otherwise are determined by either Party to have been erroneously made, and the aggrieved Party has notified the other Party hereto of the specific inaccuracy or other error on or before that date which is ninety (90) days after the Closing Date, Hersha Owner and Owner JV agree to adjust such prorations promptly upon receipt by Hersha Owner or Owner JV, as the case may be, of bills or other documentation setting forth the actual and/or correct amount of such payments or expenses. Notwithstanding the foregoing, Hersha Owner and Owner

JV agree to cooperate in good faith to determine any pre-closing estimates as close as possible to their expectations about the actual items, with a view toward minimizing as much as practical the need for post-closing adjustments.

3.5 Inspection of Books and Records.  For a period of three (3) years subsequent to the Closing Date, Hersha Owner, Hersha Lessee and their employees, agents, affiliates and representatives will be entitled upon reasonable prior written notice to access during business hours on Business Days to examine and audit, at its sole cost and expense, so much of the books and records of Owner JV and Lessee JV (or Hotel Manager) as may relate to any items of income or expense or any other items that are the subject of adjustments pursuant to this Agreement in order to verify the proper treatment thereof, or for tax and audit purposes, regulatory compliance, any litigation, and cooperation with governmental investigations upon reasonable prior written notice to Owner JV and Lessee JV, and will have the right to make copies of such documents, books and records.  For a period of three (3) years subsequent to the Closing Date, Owner JV, Lessee JV and their employees, agents, affiliates and representatives will be entitled upon prior written notice to access during business hours on Business Days to examine and audit, at its sole cost and expense, so much of the books and records of Owner JV and Lessee JV (or any property manager therefor) as may relate to any items of income or expense or any other items that are the subject of adjustments pursuant to this Agreement in order to verify the proper treatment thereof, or for tax and audit purposes, regulatory compliance, any litigation, and cooperation with governmental investigations upon reasonable prior written notice to Hersha Owner and Hersha Lessee, and will have the right to make copies of such documents, books and records.  As used in this Agreement, the term “Business Day” means any day of the year, other than Sunday, Saturday or any other day that the Federal Reserve Bank of New York recognizes as a federal holiday.

3.6 Safe Deposit Boxes.  On the date which is two (2) Business Days prior to the Closing Date, Hersha Owner shall cause a notice to be sent to all the Hotel’s guests who have items in the Hotel’s safe/safety deposit boxes advising them of the pending sale of the Hotel and requesting their removal and verification of their property within such boxes on the day which is one (1) day prior to the Closing Date. As part of the Closing, the Parties shall jointly inventory the contents of the safety boxes, and on the Closing Date, Hersha Owner shall make available to Owner JV at the Hotel all receipts and agreements in Hersha Owner’s possession or control relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel.  From and after the Closing, Hersha Owner shall be relieved of any and all responsibility in connection with each said box, and Owner JV shall indemnify and defend Hersha Owner and Hersha Lessee and any affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them, to the extent relating to items in such safety deposit boxes as of the Closing Date that were jointly inventoried as provided for in this Agreement. Hersha Owner shall indemnify, defend and hold harmless Owner JV and its affiliates from any other liability, claim, cost or expense (including reasonable attorneys’ fees) to the extent relating to any such safety deposit box arising or attributable to the period prior to the Closing Date.

3.7 Inventory of Baggage.  The representatives of Hersha Owner and of Owner JV shall prepare an inventory of baggage at the Hotel as of the Closing Date (which inventory of baggage shall be binding on all Parties) of (i) all luggage, valises and trunks checked in or left in the care of the Hotel by registered guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by registered guests then or formerly in the Hotel (excluding, however, property in Hotel’s safe deposit boxes), and (iii) all items contained in the Hotel’s “lost and found.”  Owner JV shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Owner JV shall indemnify, defend and hold Hersha Owner and any affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) relating thereto.  Hersha Owner shall indemnify, defend and hold harmless Owner JV and its affiliates from any liability, claim cost or expense to the extent relating to guest baggage, package and other property of guests checked or left in the care of the Hotel by registered guests then or formerly in the Hotel arising or attributable to the period prior to the Closing Date and not noted on the inventory provided in this Section 3.7.

3.8 Assumption.  At Closing, Owner JV shall assume and honor all (i) Advance Bookings in accordance with the schedule of Advance Bookings attached hereto as Schedule 3.8, which Schedule shall be updated as of the Closing Date, (ii) liabilities expressly assumed by Owner JV pursuant to this Agreement, the Closing Documents, and for which Owner JV receives a credit to the Purchase Price, (iii) obligations pursuant to the Permitted Exceptions which accrue to the period from and after the Closing Date, and (iv) all other obligations appertaining to the Hotel and the Property first arising on or after the Closing Date.

3.9 Immediate Work.  If and to the extent that any property condition report and/or  environmental assessment report (as described in Section A as part of the Third Party Reports), a copy of which shall be provided to Hersha Owner promptly upon Owner JV’s receipt thereof but in no event later than Ten (10) Business Days prior to the scheduled Closing Date, identify, and/or any lender providing the Senior Financing requires, any capital repairs and/or environmental remediation work that must be performed within twelve (12) months of the Closing Date  (collectively, the “Immediate Work”), and provided that Closing has occurred, the following provisions shall apply:

(a) If the estimated cost of the Immediate Work is greater than (i) $150,000 (in the aggregate) with respect to the Hotel or (ii) $700,000 (in the aggregate) with respect to the Hotel and each Other Property, then and only then, Hersha Owner shall have the obligation, and hereby covenants and agrees, to diligently pursue and complete the Immediate Work to the reasonable satisfaction of Owner JV within the earlier of twelve (12) months of the Closing Date or the time period required by any lender providing the Senior Financing pursuant and in accordance with the loan documents evidencing such Senior Financing, and if and to the extent that any such lender requires the funding of a reserve at Closing to pay for the Immediate Work, then Hersha Owner shall be obligated to fund such reserve subject to and in accordance with the terms and provisions of this Section 3.9.

(b) Notwithstanding the foregoing subsection (a) or anything to the contrary herein, if the estimated cost of the Immediate Work is more than $7,000,000 (in the aggregate) for the Hotel and each Other Property, then Hersha Owner shall have the unilateral right, in its sole discretion, prior to the scheduled Closing Date, to terminate this Agreement and the Other APCA’s (which right must be exercised by Hersha Owner with respect to this Agreement and by each Other Seller with respect to each Other APCA, simultaneously in writing, and cannot be exercised individually by Hersha Owner or any Other Seller), and in such instance, the entire Deposit shall be promptly returned to Owner JV, Hersha Owner shall reimburse to Owner JV the Owner JV’s Pursuit Costs (exclusive of any amounts funded by Hersha Owner or its Affiliates), and all rights, obligations and liabilities of the Parties hereunder shall be released and discharged except for those obligations and rights which by their terms survive termination of this Agreement.  If Hersha Owner does not so elect to terminate this Agreement together with each Other Seller not electing to terminate the Other APCAs, Hersha Owner shall be obligated to complete the Immediate Work at its sole cost and expense regardless of whether the total cost to complete the Immediate Work exceeds $7,000,000.

(c) If the estimated cost of the Immediate Work is less than $150,000 (in the aggregate) with respect to the Hotel, then Hersha Owner shall have no obligation to pursue or complete such repair or remediation, and any repair or remediation recommendation contained in any such Third Party Report shall not impact Closing or the satisfaction of any condition precedent to Closing contained in this Agreement or in any Other APCA, unless the estimated cost of the Immediate Work with respect the Hotel and each Other Property is greater than $700,000 (in the aggregate), in which event Hersha Owner shall be obligated to complete the Immediate Work (at its sole cost and expense) subject to and in accordance with subsection (a) above.

(d) Hersha Owner shall have the right to hire a reputable and independent third party property inspector (at its sole cost and expense) to review and assess the estimated cost of the Immediate Work as provided for in the Third Party Report or as may be required by a lender under the Senior Financing, and to seek actual contractor bids for the recommended Immediate Work, which bids shall control the determination of the estimated cost of the Immediate Work, a copy of which report and bids shall be provided by Hersha Owner to Owner JV promptly upon receipt thereof.  If the actual costs of completing the Immediate Work exceed the bids obtained by Hersha Owner, Hersha Owner shall be solely responsible for all such costs and expenses in excess of the bids.

(e) Hersha Hospitality Limited Partnership, by its Joinder attached hereto, shall unconditionally guaranty to Owner JV the due and punctual payment and performance of Hersha Owner’s obligations under this Section 3.9, but only to the extent the Closing occurs.

(f) Regardless of whether Hersha Owner is obligated or elects to pursue and complete the Immediate Work in accordance with this Section 3.9, in no event shall there be a reduction in the Purchase Price, and Owner JV shall be obligated to consummate the transactions contemplated herein subject to satisfaction of the conditions set forth in Section 7.2.

3.10 Survival. The provisions of this Article 3 shall survive the Closing.
ARTICLE 4 TITLE AND PROPERTY RELATED MATTERS
4.1 Title Commitment and Survey. Owner JV has received, reviewed, accepted and approved (i) a commitment for title insurance or preliminary title report from the Title Company 19 with respect to the Property (the “Title Commitment”), and (ii) a survey of the Property (the “Survey”).

4.2 Permitted Exceptions.  As used herein, “Permitted Exceptions” shall mean (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Owner JV has approved as permitted exceptions in accordance with a mark-up of the Title Commitment attached hereto as Schedule 4.2; (ii) matters created by, through or under Owner JV; (iii) items shown on the Survey; (iv) real estate taxes not yet due and payable (or for which Owner JV is otherwise responsible in accordance with the terms of this Agreement); and (v) rights of tenants or licensees, as tenants or licensees only, under any leases.  Each of the following shall also be deemed Permitted Exceptions:

(a) liens for unpaid real estate taxes or assessments and water rates, water meter charges, water frontage charges, sewer taxes, rents and charges and vault taxes and assessments, if any, provided that such items are paid or bonded off by Hersha Owner, or apportioned as provided in this Agreement;

(b) all present and future laws, codes, orders, regulations and ordinances of municipal and other Governmental Authorities (including, without limitation, zoning, building and environmental laws, codes, orders, regulations and ordinances);

(c) all unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing but may become or give rise to a lien on all or any portion of the Property (it being understood that such items may be subject to apportionment at the Closing as provided herein);

(d) any liens, encumbrances or other defects or exceptions to title insurance coverage caused by Owner JV, by any of its affiliates, by any of their respective agents, employees or other representatives or by Hersha Owner or its agents, employees or other representatives at Owner JV’s request or with Owner JV’s consent or approval;

(e) any state of facts a physical inspection of the Property would disclose;
(f) any possible variations between the description of the Property on the tax maps and in this Agreement; and/or
(g) any other exception that the Title Company agrees to affirmatively insure over in the Title Policy to the reasonable satisfaction of Owner JV.
4.3 New Exceptions to Title.

(a) Owner JV’s Objections.  To the extent the Real Property is involuntarily encumbered after the Effective Date and prior to the Closing without the approval of Owner JV, and such encumbrance (i) is not a Permitted Exception, and (ii) materially and adversely affects

Hersha Owner’s title to the Real Property (a “New Exception”), upon receipt of written notice by Owner JV of any such New Exception (including a copy of the related agreement, if applicable), Owner JV shall have five (5) Business Days (but not later than the Closing Date for any New Exceptions disclosed within five (5) Business Days of the Closing) to review such New Exception and provide written notice to Hersha Owner with any objections to such New Exception (the ‘‘Owner JV’s Objections”); provided, however, Owner JV agrees that it shall not have the right to object to any of the matters described in Section 4.2 that constitute Permitted Exceptions. Unless Owner JV notifies Hersha Owner in writing that it objects to a New Exception within the foregoing time period, each such New Exception shall automatically constitute a Permitted Exception.

(b) Hersha Owner’s Response.  Not later than five (5) Business Days after receipt of  Owner JV’s Objection, but in any event prior to the Closing Date, Hersha Owner shall in its sole discretion, either: (i) notify Owner JV of its intention (the “Hersha Owner’s Response”) to attempt to Remove, as defined herein, the New Exception(s) listed in the Owner JV’s Objections, or (ii) notify Owner JV that Hersha Owner does not intend to attempt to Remove any such matter. If Hersha Owner does not provide Hersha Owner’s Response to Owner JV within such time period, Hersha Owner shall be deemed to have elected not to attempt to Remove Owner JV’s Objections.  If Hersha Owner elects (or is deemed to have elected) not to Remove one or more of the New Exceptions, then not more than five (5) Business Days after receipt of Hersha Owner’s Response (but in any event not later than the Closing Date), Owner JV shall by written notice to Hersha Owner either: (x) terminate this Agreement, or (y) waive the existence of such New Exception, in which case, any such New Exception shall automatically constitute a Permitted Exception.  Owner JV’s failure to respond within said five (5)-Business Day period shall constitute Owner JV’s election to proceed under clause (y).  If Hersha Owner elects to attempt to Remove any New Exception, then Hersha Owner shall use commercially reasonable efforts to attempt to cure any such New Exception on or before the Closing Date.  If at any time Hersha Owner notifies Owner JV that Hersha Owner will be unable or is unwilling to cure any such New Exception, then Owner JV shall, within five (5) Business Days after receipt of such notification, either terminate this Agreement or waive any such New Exception, in which case, any such New Exception shall automatically constitute a Permitted Exception. Owner JV’s failure to respond to Hersha Owner’s notice within such five (5)-Business Day period shall constitute Owner JV’s decision to waive the existence of such New Exception, in which case, any such New Exception shall automatically constitute a Permitted Exception, and proceed to Closing in accordance with this Agreement.  In no event shall Owner JV be entitled to a reduction of the Purchase Price on account of any uncured New Exception. In any case where this Agreement is terminated as permitted in this paragraph, then the entire Deposit shall be promptly returned to Owner JV, and all rights, obligations and liabilities of the Parties hereunder shall be released and discharged except for those obligations and rights which by their express terms survive termination of this Agreement.

(c) Removal of New Exceptions.  As used in this Agreement, “Remove” shall mean that Hersha Owner in its discretion will either (i) take such actions as are necessary to eliminate (of record or otherwise, as appropriate) the New Exception, (ii) cause the Title Company to remove the New Exception as an exception to the owner’s policy of title insurance and affirmatively insure against the same in form and content acceptable to Owner JV, whether such insurance is made available in consideration of payment, bonding, indemnity of Hersha

Owner or otherwise, or (iii) deliver its own funds to the Title Company with instructions for the Title Company to apply such funds to discharge fully the New Exception on or prior to the Closing Date, together with such instruments, in recordable form, as are necessary to enable the Title Company to discharge the New Exception of record and funds necessary to cover the fees and expenses of the Title Company for discharging the claim and recording or filing such instruments.

4.4 Condemnation.  In the event that any Governmental Authority commences condemnation proceedings, taking by power of eminent domain or any similar action (such action, a “Condemnation”) with respect to the Property or any Material Portion thereof, Owner JV may, at its option, by written notice to Hersha Owner given prior to the earlier of (i) the Closing Date, and (ii) ten (10) Business Days after Hersha Owner notifies Owner JV of such action, either: (x) terminate this Agreement, in which case the entire Deposit shall be promptly returned to Owner JV and the Parties hereto shall have no further rights or obligations, other than those that by their express terms survive the termination of this Agreement, or (y) proceed under this Agreement, in which event Hersha Owner shall, at the Closing, irrevocably assign to Owner JV its entire right, title and interest in and to any condemnation award, or credit the Purchase Price in the amount of any award received by Hersha Owner between the Effective Date and the Closing Date less any collection costs, and Owner JV shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.  If Owner JV does not give Hersha Owner written notice of its election within the time required above, then Owner JV shall be deemed to have elected option (y) above, For the purpose of this Agreement, “Material Portion” means a taking of the Property which, as a result of the taking, in Hersha Owner’s reasonable estimation as reviewed and confirmed in good faith by Owner JV, will result in a decrease in value of the Property equal to or exceeding ten percent (10%) of the Purchase Price.

4.5 Casualty.

(a) Casualty Notice.  If prior to Closing, the Property is damaged by fire or other casualty, Hersha Owner shall reasonably estimate the cost to repair and the time required to complete repairs and will provide Owner JV written notice of Hersha Owner’s estimation and supporting documentation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty but in any event within ten (10) Business Days of the casualty event.

(b) Material.  In the event of any Material Damage, as defined herein, to or destruction of the Property or any portion thereof prior to Closing, either Hersha Owner or Owner JV may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of ten (10) Business Days after the date Hersha Owner delivers the Casualty Notice to Owner JV (and if necessary, the Closing Date shall be extended to give the Parties the full ten (10) Business Day period to make such election and to obtain insurance settlement agreements with Hersha Owner’s insurers).  Upon any such termination, the entire Deposit shall be promptly returned to Owner JV and the Parties shall have no further rights or obligations hereunder, other than those that by their express terms survive the termination of this Agreement. If neither Hersha Owner nor Owner JV so terminates this Agreement within said ten (10)-Business Day period, then the Parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing, Hersha Owner shall assign to Owner JV, without representation or warranty by or recourse against Hersha Owner, all of Hersha Owner’s rights in and to any resulting insurance proceeds due Hersha Owner as a result of such damage or destruction (the “Insurance Proceeds”) and Owner JV shall assume full responsibility for all needed repairs, and Owner JV shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (i) the cost of repair or (ii) the Purchase Price); provided, however, Hersha Owner shall retain the claim against the insurance company and the right to negotiate and settle with the insurance company regarding the claim, but Hersha Owner agrees to use good faith efforts to cooperate with Owner JV, shall keep Owner JV reasonably informed as to the status of the claim, and shall not agree to the amount of the Insurance Proceeds with the insurance company without providing prior written notice thereof to Owner JV and consulting with Owner JV. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Hersha Owner’s reasonable estimation as reviewed and confirmed in good faith by Owner JV, equals or exceeds ten percent (10%) of the Purchase Price.

(c) Immaterial.  If the Property is not Materially Damaged, then neither Owner JV nor Hersha Owner shall have the right to terminate this Agreement, and Hersha Owner shall, at its option, either (i) repair the damage before the Closing to the reasonable, good faith satisfaction of Owner JV, or (ii) credit Owner JV at Closing to the good faith satisfaction of Owner JV for the reasonable costs to complete the repair as reviewed and confirmed in good faith by Owner JV (in which case Hersha Owner shall retain all insurance proceeds and Owner JV shall assume full responsibility for all needed repairs).

ARTICLE 5 COVENANTS

5.1 Conduct of Business.  Each of Hersha Owner and Hersha Lessee, as applicable,  agree that during the period from Effective Date to the Closing Date, Hersha Owner and Hersha Lessee, as applicable, shall not, without Owner JV’s prior written consent, which consent shall not be unreasonably withheld or delayed and shall be deemed approved if no response is provided in writing within five (5) Business Days of Owner JV’s receipt of a written request therefor, provided, that, such request is clearly marked “PRIORITY REQUEST-FAILURE TO RESPOND WITHIN FIVE BUSINESS DAYS MAY RESULT IN DEEMED APPROVAL” and further, provided, that, Owner JV’s prior written consent shall not be required to address an  emergency condition existing on the Property which requires immediate resolution to avoid injury or liability to person or property:

(a) Fail to operate and maintain the Hotel in accordance with its standards of operations and practices prior to the Effective Date, including, without limitation, maintaining present level of service and staffing;

(b) Make any material structural changes to the Property, including, without limitation, any substantial capital improvements or repairs or changes to the zoning or entitlements of the Property, expressly excluding, however, the PIP (approved by Lessee JV in accordance with Section 5.3);

(c) Remove or permit to be removed from the Hotel any machinery, equipment, fixtures or other similar personal property, except consumable inventory or in the ordinary course of business operations at the Hotel;

(d) Settle, compromise or commence any material litigation or claim involving or relating to the Property and/or the operations of the Hotel;
(e) Significantly alter or change the accounting principles, procedures, methods or practices in place at the Hotel;

(f) Accept bookings including advance bookings, except bookings which are in the ordinary course of business and are generally upon the terms and conditions usual and customary in accordance with the past business practices in place at the Hotel;

(g) enter into, amend, modify or waive any space lease, that (i) will survive Closing and (ii) is not terminable without penalty on thirty (30) or fewer days’ notice;

(h) enter into, amend, modify or waive any Contract, license or franchise relating to the Property that (i) will survive Closing, and (ii) is not terminable without penalty on thirty (30) days’ or fewer notice, except in the ordinary course or in accordance with Hersha Owner’s past practices;

(i) fail to maintain, or, if applicable, renew or replace with comparable coverage, the insurance coverage currently in effect for the Property; and

(j) take any other action which would render any of the representations and warranties of Hersha Owner, Hersha Lessee or any Hersha Member contained in Article 8 of this Agreement materially inaccurate as of the Closing Date.

5.2 Contracts.  Owner JV or Lessee JV, as applicable, shall be obligated to assume all Contracts except for Contracts Owner JV notifies Hersha Owner in writing on or prior to February 2, 2016 that it elects not to assume (each, a “Rejected Contract”).  Hersha Owner shall be responsible for terminating all Rejected Contracts  provided such Contract is terminable without material fee or penalty.  Notwithstanding anything to the contrary herein, Owner JV must assume the obligations arising from and after the Closing under all Contracts that for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

5.3 Franchise Agreement.  The Parties acknowledge and agree that the transactions contemplated by this Agreement are contingent upon Lessee JV obtaining approval for a new franchise agreement for the operation of the Hotel under a hotel brand owned by Franchisor (the “New Franchise Agreement”), which New Franchise Agreement (including the PIP required thereunder) shall be in form and substance in all respects acceptable to and approved by Lessee JV.  Prior to or immediately following the Effective Date, Lessee JV shall submit its application and application fee to Franchisor for approval of Lessee JV as its new franchisee at the Hotel (“Franchise Approval”) pursuant a New Franchise Agreement.  Hersha Owner and Hersha Lessee agree to reasonably cooperate with and assist Lessee JV in its pursuit of Franchise Approval, at no material cost to Hersha Owner or Hersha Lessee.  Franchise Approval shall be a condition to Hersha Owner’s and Hersha Lessee’s obligation to close and Owner JV’s  and Lessee JV’s obligation to close.  Owner JV and Lessee JV shall use diligent good faith efforts to obtain Franchise Approval no later than fifteen (15) days prior to the Closing Date, and Owner JV and Lessee JV shall provide Hersha Owner and Lessee Owner with written notice immediately upon obtaining Franchise Approval.  In connection with such Franchise Approval, it shall be a condition to Hersha Owner’s obligation to close that the existing license agreement between Hersha Lessee and Franchisor (the “Existing Franchise Agreement”) shall have been terminated without material cost to Hersha Owner or Hersha Lessee, and Hersha Owner, Hersha Lessee and any guarantors or co-obligors shall have been expressly released from any further obligations or liability thereunder.  Hersha Owner and Hersha Lessee shall have the right at all times to contact Franchisor in order to confirm that Lessee JV is complying with its obligations under this Agreement and the status of the negotiations of the New Franchise Agreement.

5.4 Expenses.

(a) Costs and expenses shall be allocated as provided in Section C.  Except as otherwise expressly provided in Section C or elsewhere in this Agreement, each Party agrees to pay its own expenses (including the fees and expenses of its own attorneys, accountants and other advisors) in connection with its due diligence activities, negotiating this Agreement and any related agreements, obtaining any required approvals and otherwise preparing for the Closing.

(b) Owner JV agrees to pay all costs and expenses associated with the application for the New Franchise Agreement with Franchisor or any other party, including the costs of any Property Improvement Plans required under the New Franchise Agreement (“PIP”), including, without limitation, any costs, fees or expenses payable to Franchisor for preparation of the PIP related to the New Franchise Agreement, any and all costs to be incurred after the Closing in implementing the PIP, and any transfer fees.  Notwithstanding the foregoing, in the event that prior to the Closing Hersha Owner has paid any costs related to the PIP, Hersha Owner shall receive a credit for such costs at the Closing.

(c) The Parties agree to cooperate with one another to prepare and file, or cause to be prepared and filed, with the relevant Governmental Authorities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses.  If and to the extent Owner JV receives a credit at Closing with respect to any obligation or liability of Hersha Owner, Owner JV shall indemnify, defend and hold Hersha Owner harmless from and against any further obligation or liability with respect to same, which indemnification shall survive the Closing.  The provisions of this Section 5.4 shall survive the Closing and any termination of this Agreement.

5.5 Sales, Use and Occupancy Tax.

(a) Hersha Owner shall be responsible for, and shall pay in full when due, all sales, use and occupancy taxes which are due or are otherwise allocable to the Property prior to the Adjustment Point, and shall make all required filings in connection therewith.  Hersha Owner shall indemnify Owner JV for any and all damages, liabilities and expenses (including reasonable attorneys’ fees and court costs) incurred by Owner JV as a result of the breach of the preceding sentence.

(b) Owner JV (or Lessee JV, as applicable) shall be responsible for, and shall pay in full when due, all sales, use and occupancy taxes due with respect or otherwise allocable to the Property from and after the Closing Date, and shall make all required filings in connection therewith.  Owner JV shall indemnify Hersha Owner for any and all damages, liabilities and expense (including reasonable attorneys’ fees and court costs) incurred by Hersha Owner as a result of the breach of the preceding sentence.

5.6 Survival.  The provisions of this Article 5 shall survive the Closing or the termination of this Agreement for a period of twelve (12) months, except for the provisions of Section 5.4 which shall survive the Closing and any termination of this Agreement.

ARTICLE 6 CLOSING

6.1 Closing.  Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed upon by Hersha Owner and Owner JV, at and as of 10:00 A.M. (Eastern Time) on the Closing Date, TIME BEING OF THE ESSENCE. As used in this Agreement, “Closing” shall mean the transfer and assignment of the Property to Owner JV and the performance by each Party of the obligations on its part then to be performed under and in accordance with this Agreement.

6.2 Closing Deliveries by Hersha Owner.  At the Closing, Hersha Owner shall deliver or cause to be delivered to Escrow Agent each of the following instruments and documents with respect to the Property:

(a) Deed. A deed for the Premises in the form of Exhibit C attached hereto (the “Deed”), duly executed by Hersha Owner.
(b) Bill of Sale. A bill of sale for the Personal Property in the form of Exhibit D attached hereto (the “Bill of Sale”), duly executed by Hersha Owner and Hersha Lessee, as applicable;

(c) Assignment of Contracts.  An assignment and assumption of the Contracts, in the form of Exhibit F attached hereto (the “Assignment of Contracts”), duly executed by Hersha Owner and Hersha Lessee, as applicable (the Deed, the Bill of Sale, and the Assignment of Contracts are collectively referred to herein as the “Conveyance Documents”);

(d) Books and Records.  All books and records relating to the Property and the Hotel in the possession of or under the control of Hersha Owner, Hersha Lessee or any Hersha Member, including all property management and maintenance records, it being understood that (x) leaving such records at the Property shall satisfy Hersha Owner’s obligations hereunder and (y) “books and records” shall specifically exclude (1) any materials belonging to the Hotel Manager, including any proprietary software or other information relating to Hotel Manager’s operating methods, procedures and policies, (2) any materials belonging to Franchisor or bearing the name or symbol of the existing franchise and (3) any other item specifically excluded from the definition of Property;

(e) FIRPTA Affidavit.  An affidavit from Hersha Owner, in the form of Exhibit G attached hereto, stating that it is not a ‘‘foreign person” under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

(f) Hersha Owner’s Affidavit. A Hersha Owner’s affidavit in a form reasonably acceptable to Hersha Owner and the Title Company;

(g) State Transfer Tax Return. A New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 for the conveyance of the Property (the “State Transfer Tax Return”), duly executed by Hersha Owner;

(h) City Transfer Tax Return. A New York City Department of Finance Real Property Transfer Tax Return for the conveyance of the Property (the “City Transfer Tax Return”), duly executed and acknowledged by Hersha Owner;

(i) Transfer Report. A New York State Real Property Transfer Report, Form RP-5217NYC (the “Transfer Report”), duly executed by Hersha Owner;
(j) Form W-9. A completed form W-9, duly executed by Hersha Owner;

(k) Asset Management Agreement.  An asset management agreement on the terms set forth in Exhibit J attached hereto (the “Asset Management Agreement”), duly executed by the applicable affiliate or designee of Hersha Owner;

(l) Joint Venture Documents.  The Owner JV Agreement in the form of Exhibit I duly executed by Hersha Owner Member and the Lessee JV Agreement in the form of Exhibit I duly executed by Hersha Lessee Member;

(m) Closing Statement. The Closing Statement, duly executed by Hersha Owner; and

(n) Other Documents.  Such other documents or instruments as Owner JV or Title Company reasonably may request to effect the transactions contemplated in this Agreement without further expense or liability to Hersha Owner or Hersha Lessee.

6.3 Closing Deliveries by Owner JV. At the Closing, Owner JV shall deliver to Escrow Agent the following agreements, instruments and payments:

(a) Purchase Price.  The Property Sale Proceeds (with a credit for the Deposit then held in escrow as reflected on the Closing Statement), payable in the manner provided for in Section 2.1 of this Agreement, and evidence satisfactory to Hersha Owner that all costs and expenses required to be paid by Owner JV pursuant to this Agreement have been paid;

(b) Assignment of Contracts. The Assignment of Contracts, duly executed by Owner JV and Lessee JV, as applicable;

(c) ERISA Letter.  A letter addressed to Hersha Owner in the form of Exhibit H attached hereto duly executed by Owner JV, confirming that Owner JV is not acquiring the Property (or any portion thereof) with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”);

(d) Tax Forms. A completed State Transfer Tax Return, City Transfer Tax Return, and Transfer Report, each duly executed by Owner JV;
(e) Form W-9. A completed form W-9, duly executed by Owner JV;
(f) Tenant Notice Letter. A counterpart of the Tenant Notice Letter, duly executed by Owner JV;

(g) New Franchise Agreement.  Such documents and instruments that are required to be executed and delivered by Owner JV under the New Franchise Agreement (if applicable) including, without limitation, any guarantees, and evidence of the payment of any all fees associate with the New Franchise Agreement and Franchise Approval;

(h) Hotel Management Agreement.  A hotel management agreement in the form agreed to by Hotel Manager and Lessee JV (the "New Management Agreement"), duly executed by Hotel Manager and Lessee JV; Lessee JV shall use commercially reasonable, good faith, efforts to agree to such form no later than the initial scheduled Closing Date;

(i) New Staffing Agreement. The New Staffing Agreement, duly executed by the Staffing Company and Lessee JV;
(j) Asset Management Agreement. The Asset Management Agreement, duly executed by the applicable affiliate or designee of Cindat;
(k) Joint Venture Documents. The Owner JV Agreement in the form of Exhibit I duly executed by Cindat and the Lessee JV Agreement in the form of Exhibit I duly executed by Cindat;
(l) New Operating Lease. The New Operating Lease, duly executed by the appropriate wholly-owned subsidiary of each of Owner JV and Lessee JV.
(m) Closing Statement. A counterpart of the Closing Statement, duly executed by Owner JV; and

(n) Other Documents.  Such other documents or instruments as Hersha Owner or Title Company reasonably may request to effect the transactions contemplated in this Agreement without further expense or liability to Owner JV or Lessee JV.

ARTICLE 7 CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Obligation of Owner JV.  The obligation of Owner JV to consummate the transactions contemplated herein shall be subject to the fulfillment on or before the Closing Date, as applicable, of all of the following conditions, except to the extent that Owner JV, in its sole discretion, expressly waives in writing any or all of such conditions:

(a) Delivery of Documents. Hersha Owner shall have delivered all of the items required to be delivered to Owner JV pursuant to Section 6.2.

(b) Accuracy of Representations and Warranties.  The representations and warranties of Hersha Owner and Hersha Lessee contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date (unless a specific date is expressly provided for this Agreement).

(c) Observance of Covenants.  Hersha Owner, Hersha Lessee and each Hersha Member shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Hersha Owner, Hersha Lessee or any Hersha Member as of the Closing Date.

(d) No Injunction.  No action, suit or legal or administrative proceeding shall have been instituted by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (“Governmental Authority”), seeking to enjoin the transactions contemplated by this Agreement, other than any such proceeding initiated by or on behalf of Owner JV or any of Owner JV’s Representatives.

(e) Title.  The Title Company shall have issued or shall be prepared to issue, upon Closing and payment of the applicable premiums therefor, a title policy in substance consistent with the Title Commitment, showing title to the Real Property vested in Owner JV, subject only to (i) customary, “pre-printed” exceptions, and (ii) Permitted Exceptions (the “Title Policy”).

(f) Transactions Not Prohibited.  No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation by Hersha Owner of the transactions contemplated by this Agreement shall be in effect or, if applicable, have been threatened by any Governmental Authority, other than any such order or other legal restraint or prohibition or threat thereof requested or otherwise obtained by or on behalf of Owner JV or its affiliates, employee, agents, representatives and attorneys (collectively, “Owner JV’s Representatives”).

(g) Franchise Approval. Lessee JV shall have received Franchise Approval and Franchisor has executed and delivered a New Franchise Agreement effective as of the Closing Date.

(h) Senior Financing. Owner JV shall have procured Senior Financing on substantially the following terms:

(i) Aggregate proceeds of not less than $372,000,000 to be funded on the Closing Date to financing the acquisition of the Property (and the Other Properties as defined in Section 7.4) in the form of third-party first lien mortgage financing, mezzanine financing, preferred equity or any combination of the foregoing; provided, that, in the event of a shortfall, Affiliates of Hersha Owner and/or Cindat may provide seller financing subject, in each case, to terms reasonably acceptable to Owner JV;

(ii) 4.45% maximum blended aggregate cost;
(iii) Minimum 3-year term, with two 1-year extension options;
(iv) Interest only;
(v) Customary lien and security package for loans of a similar nature; and
(vi) Fully non-recourse debt subject to market carve-outs for bad acts and environmental liability.

If and to the extent that Owner JV’s lender accepts an assignment of the existing financing and Owner JV receives the benefit of all or any portion of the New York City Mortgage Tax paid by Hersha Owner in connection with its prior financings, Owner JV shall cause the Escrow Agent to credit to Hersha Owner on the Closing Statement an amount equal to fifty percent (50%) of such taxes paid for which Owner JV received such benefit.

(i) Currency Conversion and Outbound Investment Approvals.

(i) With regards to any funds directly or indirectly invested into Owner JV from the People’s Republic of China in connection with the transactions contemplated herein, all procedures, requirements, filings and approvals shall have been completed to permit and consummate the conversion of Renminbi into US Dollars from an entity located from within the Shanghai Pilot Free Trade Zone and the outbound direct investment by such entity by way of the transfer of the converted US Dollars from the People’s Republic of China to the United States of America (collectively, the “Foreign Investment Approvals”).

(ii) With respect to the condition precedent referenced in Section 7.1(i)(i) above, Cindat and Owner JV hereby represents and warrants to all other parties as follows:

(a) The entity which is making the outbound investment from the People’s Republic of China through subsidiary entities into the Owner JV is (1) located in the Shanghai Pilot Free Trade Zone, and (2) to the knowledge of Cindat, as of the Effective Date, the entity is not subject to other approvals relating to direct outbound investments from the People’s Republic of China other than the Foreign Investment Approvals;

(b) As of the Effective Date, procedures to obtain Foreign Investment Approvals have already commenced and the Shanghai Free Trade Zone Administrative Commission has issued a key approval as part of the Foreign Investment Approvals, a certificate approving the foreign investment with respect to the transaction contemplated in this Agreement, a true, correct and complete copy of which certificate has been provided to Hersha Owner; and

(c) To the knowledge of Cindat, as of the Effective Date, the primary remaining filings and/or discretionary approvals in order to finally complete the Foreign Investment Approvals for the transaction contemplated in this Agreement are filings and/or discretionary approvals from the State Administration of Foreign Exchange of China; provided, however, for the avoidance of doubt, nothing in this Section 7.1(i) shall be deemed a representation, warranty or guaranty by Owner JV that the Foreign Investment Approvals can be obtained.

(iii) Owner JV and Cindat hereby covenant and agree to keep Hersha Owner informed of the status of and material developments with respect to the Foreign Investment Approvals. If at any time prior to the scheduled Closing Date, all the Foreign Investment Approvals are obtained, or it is determined that the Foreign Investment Approvals shall not be obtained either on the basis of an oral or written statement of the applicable governmental officials and/or banking institutions, Cindat and Owner JV shall inform Hersha Owner immediately. For the avoidance of doubt, a written report (the “Foreign Investment Approvals Report”) issued in English by an attorney or notary public who accompanied the applicants (acting as agent for Owner JV) for the Foreign Investment Approvals and/or consulted with the applicable governmental authorities and/or banking institutions on behalf of such  applicant, confirming that the Foreign Investment Approvals have not been obtained notwithstanding the applicant’s submission of the required documents and information for such approvals, shall be conclusive evidence that the condition precedent described in this Section 7.1(i) has not been satisfied.

(j) Other APCA Conditions Precedent.  Each of the conditions precedent set forth in each Other APCA (as defined in Section 7.4) shall have been satisfied or waived in writing by the applicable Other Purchasers (as defined in Section 7.4), subject to Owner JV’s right to extend closing hereunder as provided for in Section 7.4.

7.2 Conditions Precedent to Obligation of Hersha Owner. The obligation of Hersha Owner to consummate the transactions contemplated herein shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, except to the extent that Hersha Owner, in its sole discretion, expressly waives in writing any or all of such conditions::

(a) Delivery of Documents. Owner JV shall have delivered all of the items required to be delivered to Hersha Owner pursuant to Section 6.3.

(b) Accuracy of Representations and Warranties.  The representations and warranties of Owner JV contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(c) Observance of Covenants.  Owner JV shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Owner JV as of the Closing Date, provided, however, for the avoidance of doubt,  Owner JV shall not be deemed in breach of its covenants and agreements in this Agreement solely by reason of the failure to timely obtain the Foreign Investment Approvals due to any delay, the failure to act or the refusal to act on the part of any applicable governmental authority or agency of the People’s Republic of China as further provided for in Section 7.1(i)(iii) above.

(d) No Injunction.  No action, suit or legal or administrative proceeding shall have been instituted by or before any Governmental Authority seeking to enjoin the transactions contemplated by this Agreement and intended to occur at the related Closing, other than any such proceeding initiated by or on behalf of Hersha Owner or any of its affiliates.

(e) Transactions Not Prohibited.  No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation by Owner JV of the transactions contemplated by this Agreement shall be in effect, or, if applicable, have been threatened by any Governmental Authority, other than any such order or other legal restraint or prohibition or threat thereof requested or otherwise obtained by or on behalf of Hersha Owner or any of its affiliates.

(f) Termination of Existing Franchise Agreement.  The Existing Franchise Agreement shall have been terminated without cost to Hersha Owner or Hersha Lessee, and Hersha Owner, Hersha Lessee and any guarantors or co-obligors shall have been expressly released from any further obligations or liability thereunder.

(g) Senior Financing. Owner JV shall have procured Senior Financing on substantially the term set forth in Section 7.1(h).

7.3 Failure of Condition.  So long as a Party is not in default hereunder, if any condition to such Party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as provided herein), such Party may, in its sole discretion, subject to the other Party’s cure rights set forth below, terminate this Agreement by delivering written notice to the other Party on or before the Closing Date (or such earlier date as provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, and in that event said Party shall be deemed to have waived said condition, and there shall be no liability on the part of the other Party hereto for breaches of representations and warranties of which the Party electing to close had actual knowledge as of Closing. Additionally, notwithstanding the foregoing, in the event any condition set forth in Section 7.1 has not been fulfilled and such non-fulfillment can be fully cured or fully compensated for by the payment of money or an indemnity acceptable to Owner JV, Owner JV shall not be relieved of its obligation to close by reason thereof if Hersha Owner elects to grant Owner JV a credit against the Purchase Price, or an indemnity satisfactory to the Owner JV in all respects, in the amount necessary to fully cure or compensate Owner JV for the non-fulfillment of such condition.

7.4 Owner JV’s Right to Extend Closing.  The Parties acknowledge that various affiliates of Hersha OP (each an “Other Seller” and collectively, the “Other Sellers”), and various affiliates of Cindat (each an “Other Purchaser”), entered into six (6) separate Asset Purchase and Contribution Agreements, each dated as of the Effective Date between an Other Seller, as seller, and an Other Purchaser, as purchaser (each an “Other APCA”), relating to the six (6) other hotel properties identified therein (each an “Other Property”), with the purchase of each Other Property scheduled to close on the Closing Date.  Notwithstanding anything contained in this Agreement to the contrary, in the event that the Closing of one or more Other Properties is delayed beyond the Closing Date pursuant to the applicable Other APCA, Owner JV may, in its sole and absolute discretion, elect to defer the Closing Date provided under this Agreement to a date that is not later than the Outside Closing Date hereunder and under the applicable Other APCA.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES
8.1 Representations and Warranties of Owner JV and Lessee JV. Each of Owner JV and Lessee JV hereby make the following representations and warranties:

(a) Duly Authorized, Executed, and Delivered.  Owner JV is a limited liability company duly organized and validly existing and in good standing under the laws of the State of New York.  Lessee JV is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware.  Each of Owner JV and Lessee JV is, or prior to closing will be duly qualified to do business in, and in good standing under, the laws of the state where the Property is located.  This Agreement and all documents executed by Owner JV and/or Lessee JV that are to be delivered to Hersha Owner, Hersha Lessee and/or the Hersha Members at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Owner JV and Lessee JV, as applicable, (ii) do not, and at the time of Closing will not, violate any provision of any agreement or judicial order to which Owner JV or Lessee JV is a party or to which Owner JV, Lessee JV or any property or other assets owned by Owner JV or Lessee JV is subject and (iii) constitutes (or in the case of Closing Documents, will constitute) valid and legally binding obligations of Owner JV and Lessee JV, enforceable in accordance with their terms.

(b) No Bankruptcy.  Neither of Owner JV nor Lessee JV has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Owner JV’s or Lessee JV’s creditors, as applicable, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Owner JV’s or Lessee JV’s assets, as applicable, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Owner JV’s or Lessee JV’s assets, as applicable, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Power and Authority. Each of Owner JV and Lessee JV has the power and authority to enter into this Agreement and to perform its obligations hereunder.

(d) Sophisticated Investor.  Each of Owner JV and Lessee JV is a sophisticated investor, is represented by competent counsel, understands the assumption of risk and liability set forth in this Agreement, and is experienced in, and knowledgeable about, the ownership, management, leasing and purchase of commercial real estate and hotel properties, and has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its tax or legal status, condition, value and potential. Each of Owner JV and Lessee JV agree that, notwithstanding the fact that it has received certain information from Hersha Owner, Hersha Lessee or their agents or consultants, Owner JV and Lessee JV have relied solely upon and will continue to rely solely upon their own analysis and will not rely on any information provided by Hersha Owner, Hersha Lessee or their agents or consultants, except solely for the representations expressly made in this Agreement.

(e) ERISA Compliance. All of the transactions contemplated hereby comply in all respects with the provisions of ERISA.

(f) Consents.  No consents are required to be obtained from, and no filings are required to be made with, any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Owner JV and Lessee JV or the consummation by Owner JV and Lessee JV of the transactions contemplated hereby.

(g) OFAC.  Each of Owner JV and Lessee JV is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, each of Owner JV and Lessee JV covenant and agree to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Hersha Owner and Hersha Lessee for its review and inspection during normal business hours and upon reasonable prior notice. Neither Owner JV nor Lessee JV is:

(i) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

If Owner JV or Lessee JV obtains knowledge that Owner JV, Lessee JV or any of their beneficial owners become listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Owner JV and Lessee JV shall immediately notify Hersha Owner in writing, and in such event, Hersha Owner shall have the right to terminate this Agreement without penalty or liability to Hersha Owner immediately upon delivery of written notice thereof to Owner JV, and, pursuant to Section 9.2, Hersha Owner shall retain the Deposit. Each of Owner JV and Lessee JV has taken measures as required by law to assure that funds to be used to pay the Purchase Price are derived from legal sources and such measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.  Each of Owner JV (on behalf of itself and its successors and assigns) and Lessee JV (on behalf of itself and its successors and assigns) agree to indemnify, defend and hold Hersha Owner (and its successors and assigns) and Hersha Lessee (and its successors and assigns) harmless from and against any and all claims, demands, costs, expenses, liabilities, losses, damages or causes of action, including, without limitation, attorneys’ fees (which attorneys’ fees, without limiting the indemnity provided in this Section 8.1, Owner JV and Lessee JV agree to pay) arising out of any breach by Owner JV of the representations, warranties and covenants in this Section 8.1 and such indemnity shall survive Closing or other termination of this Agreement.

(h) Franchise Qualification.  To Owner JV’s and Lessee JV’s knowledge, each of Owner JV and Lessee JV is qualified to own and operate the Hotel under Franchisor’s current qualifications and standards.  Neither Owner JV nor Lessee JV is a “competitor” as such term will be defined in the New Franchise Agreement.

Each of the representations and warranties of Owner JV and Lessee JV contained herein (i) is made on the Effective Date, (ii) shall be deemed remade by Owner JV, Lessee JV and/or their assignee(s), as applicable, and shall be true and correct as of the Closing Date, and (iii) shall survive the Closing for a period of twelve (12) months after the Closing Date.

8.2 Representations and Warranties of Hersha Owner and Hersha Lessee. Each of Hersha Owner and Hersha Lessee hereby make the following representations and warranties:

(a) Condemnation.  To the knowledge of Hersha Owner, no Condemnation is pending or threatened which would affect the Property or any part thereof that would have a material adverse effect on the value of the Property.

(b) Litigation.  Except as set forth on Schedule 8.2(b), there is no litigation pending, or, to the knowledge of Hersha Owner, threatened with respect to Hersha Owner, Hersha Lessee, the Property or relating to the ownership, management or operation of the Hotel that (i) may have a material adverse effect on the value of the Property or any significant part of the operation of the Hotel following the Closing, (ii) would prohibit or materially adversely hinder the transactions contemplated herein, or (ii) result in a material lien or encumbrance on the Property.

(c) Law Compliance.  Neither Hersha Owner nor Hersha Lessee has received any written notice from any Governmental Authority nor do they have actual knowledge that all or any portion of the Premises are in material violation of any applicable building codes, zoning law or land use law, environmental law or regulation, or any applicable local, state or federal law or regulation relating to the Premises, which material violation has not been cured or remedied in accordance with applicable law prior to the Effective Date or which will not be cured in accordance with all applicable laws at or prior to Closing.

(d) Title to Personal Property.  Hersha Owner or Hersha Lessee has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except for any equipment leases which shall be subject to the ownership interest of the lessor thereunder.

(e) Leases.  Other than as set forth in the Title Commitment or as set forth on Schedule 8.2(e) and the Operating Lease (which shall be terminated effective as of the Closing Date), there are no leases, subleases, licenses, concessions or other occupancy agreements granting any other person the right to use or occupy the Hotel or the Real Property other than bookings and reservations for guests of the Hotel in the ordinary course of business. The Parties acknowledges that the Operating Lease will terminated as of the Closing Date.

(f) Contracts.  Attached hereto as Schedule 8.2(f) is a complete list of all Contracts.  Except as described on Schedule 8.2(f), neither Hersha Owner nor Hersha Lessee has received any written notice of a material default with respect to any Contract, and to Hersha Owner’s and Hersha Lessee’s knowledge, all of the Contracts being assigned and assumed hereunder are in full force and effect and all outstanding and unpaid sums due thereunder have been paid or will be paid current as of the Closing Date or Owner JV will receive a credit for any sums attributable to the period prior to the Adjustment Point as provided for in Section 3.1(e).

(g) Authorizations.  Attached hereto as Schedule 8.2(g) is a list of all Authorizations.  Except as described on Schedule 8.2(g), neither Hersha Owner nor Hersha Lessee has received any written notice of a material default with respect to any Authorization, and to Hersha Owner’s and Hersha Lessee’s knowledge, (i) all Authorizations (except for the New Permit) are in full force and effect, (ii) all material requirements and conditions of the Authorizations have been complied with, and (iii) no event has occurred which, merely by notice or the passage of time or both, would render Hersha Owner, Hersha Lessee or the Property in material breach of such requirements and conditions.

(h) Taxes.  To the knowledge of Hersha Owner and Hersha Lessee, all business, occupancy, sales, use and other similar taxes imposed with respect to the Hotel or the operation thereof, which are due and payable by Hersha Owner or Hersha Lessee have been paid in full before delinquency (except for real estate taxes being challenged), and neither Hersha Owner nor Hersha Lessee has received any written notice that any such tax is delinquent.

(i) Financial Statements.  The unaudited profit and loss statements dated as of September 30, 2015, and provided to Owner JV (or deposited into a data room to which Owner JV had access) prior to the Effective Date, have been prepared by or on behalf of Hersha Owner, Hersha Lessee and/or Hotel Manager in accordance with US Generally Accepted Accounting Principles consistently applied and present fairly, in all material respects, the financial position and operating results, as the case may be, of the Hotel for the periods covered by such financial statements, subject to standard quarterly and year-end adjustments.

(j) Employment Contracts.  No union, labor organization or other person is the collective bargaining agent for any employees of the Hotel or Hotel Manager.  None of Hersha Owner, Hersha Lessee or Hotel Manager has entered into any union contract, labor agreement or employee benefits plan (as defined in Section 3(3) of ERISA) with respect to the Hotel.  Neither Hersha Owner nor Hersha Lessee has any Employees.

(k) No Bankruptcy.  Neither Hersha Owner nor Hersha Lessee has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Hersha Owner’s or Hersha Lessee’s creditors, as applicable, (iii) suffered the appointment of a receiver to take possession of any of the Property or all, or substantially all, of Hersha Owner’s or Hersha Lessee’s other assets, (iv) suffered the attachment or other judicial seizure of any of the Property or all, or substantially all, of Hersha Owner’s or Hersha Lessee’s other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(l) Not Foreign Person. Neither Hersha Owner nor Hersha Lessee is a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(m) Organization and Good Standing.  Each of Hersha Owner and Hersha Lessee is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the state where the Property is located.

(n) Duly Authorized, Executed, and Delivered.  This Agreement and all documents executed by Hersha Owner, Hersha Lessee and/or the Hersha Members that are to be delivered to Owner JV and Lessee JV before or at Closing (i) are, or at the Closing will be, duly authorized, executed and delivered by Hersha Owner, Hersha Lessee and/or the Hersha Members, as applicable, (ii) do not, or at the Closing will not, violate any provision of any agreement or judicial order to which Hersha Owner, Hersha Lessee or the Hersha Members is a party or to which Hersha Owner, Hersha Lessee, the Hersha Members or any Property owned by Hersha Owner or Hersha Lessee is subject, and (iii) constitute (or in the case of Closing Documents, will constitute) valid and legally binding obligations of Hersha Owner, Hersha Lessee and the Hersha Members, as applicable, enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

(o) Power and Authority.  Each of Hersha Owner, Hersha Lessee and the Hersha Members has full and complete power and authority to enter into this Agreement and, subject to obtaining any consents or waivers required to be obtained prior to Closing, to perform its obligations hereunder and under all documents executed by Hersha Owner, Hersha Lessee and the Hersha Members (as applicable) that are to be delivered to Owner JV and Lessee JV before or at Closing.  The individual(s) executing this Agreement and the instruments referenced herein on behalf of each of Hersha Owner, Hersha Lessee and the Hersha Members have the legal power, right and actual authority to bind Hersha Owner, Hersha Lessee and the Hersha Members to the terms hereof and thereof.

8.3 Additional Provisions Regarding Hersha Owner’s and Hersha Lessee’s Representations and Warranties.

(a) Hersha Owner’s Right to Amend Representations.  Each of Hersha Owner and Hersha Lessee shall have the right from time to time prior to Closing by notice to Owner JV within five (5) Business Days of Hersha Owner’s or Hersha Lessee’s actual knowledge thereof, and without liability therefor, to amend or supplement its qualifications to the representations and warranties in Section 8.2, by amendment of the Schedules hereto or otherwise, to reflect changes in facts or to correct any immaterial factual inaccuracies which arise subsequent to the Effective Date; provided, however, that any such amendment or supplement, if adverse to Owner JV, may constitute the non-fulfillment of the condition set forth in Section 7.1(b), in which case Owner JV may elect to terminate this Agreement pursuant to Section 7.3 and Owner JV shall be entitled to receive a return of the Deposit in accordance with Section 2.2(c).

(b) Hersha Owner’s Representations Deemed Modified.  To the extent that Owner JV or Lessee JV actually knows at or prior to Closing that any of Hersha Owner’s or Hersha Lessee’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Owner JV’s and Lessee JV’s knowledge. No Hersha Owner or Hersha Lessee representation shall be deemed to have been breached (or made untrue) by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by Hersha Owner or Hersha Lessee to Owner JV or Lessee JV in writing or otherwise is actually known by Owner JV or Lessee JV prior to Closing and Owner JV and Lessee JV nevertheless consummate the Closing.  For purposes of this Agreement, both Owner JV and Lessee JV shall be deemed to actually know that a representation or warranty is untrue, inaccurate or incorrect if and to the extent that (i) the facts or circumstances that render such representation or warranty untrue, inaccurate or incorrect were expressly disclosed in the due diligence materials deposited into Broker’s data room prior to the Effective Date, or (ii) this Agreement, any Exhibit or Schedule attached hereto, any study, test, report, or analyses delivered to or prepared by or for Owner JV or any of Owner JV’s Representatives, or otherwise obtained by Owner JV or any Owner JV’s Representative contains information which is inconsistent with such representation or warranty.

(c) Notice of Breach; Hersha Owner’s Right to Cure.  If after the Effective Date and prior to Closing, Owner JV or Lessee JV becomes aware or is deemed to know that any of the representations or warranties made herein by Hersha Owner or Hersha Lessee are materially untrue, inaccurate or incorrect (other than as a result of receipt of written notice thereof from Hersha Owner or Hersha Lessee pursuant to the requirement of the next sentence), Owner JV shall promptly notify Hersha Owner of the same in writing and, in any event, within five (5) Business Days of obtaining such actual knowledge.  In such event, neither Hersha Owner nor Hersha Lessee shall be obligated to cure any such misrepresentation or breach, but may elect to by written notice to Owner JV. If Hersha Owner or Hersha Lessee is otherwise willing to attempt to cure the misrepresentation or breach, Hersha Owner shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of any such cure, provided, however, Owner JV shall have the right to waive such breach at any time during said period of adjournment and in the event of such waiver Hersha Owner and Hersha Lessee (on the one hand) and Owner JV and Lessee JV (on the other hand) shall consummate the Closing without any reduction or credit against the Purchase Price with respect thereto.  If Hersha Owner or Hersha Lessee fail to cure any misrepresentation or breach to the reasonable satisfaction of Owner JV or declines to cure any other misrepresentation or breach not required to be cured, then Owner JV, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall be entitled to terminate this Agreement by giving Hersha Owner written notice thereof whereupon the entire Deposit shall be returned to Owner JV as set forth in Section 9.3, provided, that, notwithstanding the foregoing, solely with respect to a material misrepresentation or breach by Hersha Owner or Hersha Lessee hereunder, Hersha Owner shall reimburse Owner JV for all reasonable, third party, out-of-pocket costs and expenses actually incurred by Owner JV in connection with Owner JVs efforts to acquire the Property, including, without limitation, all due diligence costs, reasonable legal expenses, and financing expenses, which total reimbursement shall be capped at $320,000 in the aggregate (such capped costs and expenses are hereinafter referred to as “Owner JV’s Pursuit Costs”).    In no event under this Section 8.3(c) shall Hersha Owner or Hersha Lessee be liable to Owner JV or Lessee LV for any actual (except for Owner JV’s Pursuit Costs), consequential, punitive, treble, exemplary, speculative or other damages.  If any representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Owner JV and Lessee JV shall be deemed to waive such misrepresentation or breach of warranty, and Owner JV and Lessee JV shall be required to consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price.

(d) Limitation on Hersha Owner’s and Hersha Lessee’s Liability and Survivability.  Notwithstanding any provision to the contrary herein or in any document or instrument (including any deed or assignment) executed by Hersha Owner and/or Hersha Lessee and delivered to Owner JV and Lessee JV at or in connection with the Closing (collectively, “Closing Documents”), the representations and warranties of Hersha Owner and Hersha Lessee contained herein or in any Closing Document shall survive the Closing for a period of twelve (12) months (the “Survival Period”). No claim for a breach of any representation or warranty of Hersha Owner or Hersha Lessee shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Owner JV or Lessee JV prior to Closing, (ii) unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), in which event the full amount of such claims shall be actionable, and (iii) unless written notice containing a description of the specific nature of such breach shall have been given by Owner JV to Hersha Owner prior to the expiration of the Survival Period and an action shall have been commenced by Owner JV against Hersha Owner within thirty (30) days after the termination of the Survival Period.  Each of Owner JV and Lessee JV agree to first seek recovery under any insurance policies prior to seeking recovery from Hersha Owner and Hersha Lessee, and Hersha Owner and Hersha Lessee shall not be liable to Owner JV or Lessee JV if Owner JV’s or Lessee JV’s claim is satisfied from such insurance policies. In no event shall Hersha Owner’s and Hersha Lessee’s aggregate liability to Owner JV and Lessee JV for breach of any representation or warranty of Hersha Owner or Hersha Lessee in this Agreement exceed three percent (3%) of the Purchase Price. After the expiration of the Survival Period, except to the extent written notice shall have been given and an action commenced as provided above, the representations and warranties of Hersha Owner and Hersha Lessee contained herein or in any Closing Document shall terminate and be of no further force or effect as if never given, and thereafter neither Hersha Owner nor Hersha Lessee shall have (and each of Hersha Owner and Hersha Lessee is exculpated and released from any) liability whatsoever with respect to any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including attorneys’ and experts’ fees and costs of investigation and remediation costs under, and Owner JV and Lessee JV shall be forever barred from making or bringing any claims with respect to, any of the representations and warranties contained in this Agreement or in any Closing Document, unless and to the extent that Hersha Owner or Hersha Lessee engages in fraud or willful misconduct in connection with any such representation or warranty.

ARTICLE 9 TERMINATION AND DEFAULT
9.1 Termination by Owner JV.

(a) If this Agreement is terminated by Owner JV pursuant to any of its rights to terminate as expressly provided in this Agreement as a consequence of a breach by Hersha Owner or Hersha Lessee, the Parties agree that the entire Deposit will be promptly distributed to Owner JV in accordance with the express terms of this Agreement and Owner JV and Hersha Owner shall have no further rights, obligations or liabilities hereunder, other than those which by their terms expressly survive termination of this Agreement.

(b) If on the Closing Date the conditions precedent set forth in Section 7.1 herein are not satisfied (for any reason except failure by Owner JV or Lessee JV to perform hereunder), Owner JV shall have the right to terminate this Agreement by delivering written notice to  Escrow Agent with a simultaneous copy to Hersha Owner in accordance with Section 10.3.  Unless Escrow Agent receives written notice within five (5) Business Days of receipt of such termination notice that Hersha Owner is disputing such termination, then on the fifth (5th) Business Day after receipt of such termination notice, Escrow Agent shall deliver the entire Deposit to Owner JV without offset, deduction or delay in accordance with the written wiring instructions provided by Owner JV and without the need for any further consent or authorization of Hersha Owner or any other Party to this Agreement.  Upon any termination as provided for in this Section 9.1(b), the Parties shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.

9.2 Owner JV’s and Lessee JV’s Default; Liquidated Damages - Deposit.

(a) IF ANY OF OWNER JV  OR LESSEE JV (OR CINDAT WITH RESECT TO SECTION 7.1(i)) FAILS TO PERFORM AND IS IN BREACH OF ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT AT OR PRIOR TO CLOSING (FOR ANY REASON EXCEPT FAILURE BY HERSHA OWNER OR HERSHA LESSEE TO PERFORM HEREUNDER) AND AS A RESULT OF SUCH FAILURE THE SALE OF THE PROPERTY IS NOT ABLE TO BE CONSUMMATED AS CONTEMPLATED HEREUNDER ON THE CLOSING DATE,  HERSHA OWNER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT WITH RESPECT TO ANY COVENANT OF INDEMNITY BY OWNER JV, LESSEE JV AND CINDAT SET FORTH IN THIS AGREEMENT WHICH FAILURE IS COVERED IN SUBSECTION (i) HEREINABOVE), TO TERMINATE THIS AGREEMENT (EXCEPT THE

PROVISIONS HEREOF AND THEREOF WHICH EXPRESSLY SURVIVE TERMINATION) AND RECOVER OR RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST OWNER JV, LESSEE JV AND CINDAT HEREUNDER. HERSHA OWNER AND HERSHA LESSEE, ON THE ONE HAND, AND OWNER JV, LESSEE JV AND CINDAT, ON THE OTHER HAND, AGREE THAT HERSHA OWNER’S DAMAGES RESULTING FROM OWNER JV’S, LESSEE JV’S OR CINDAT’S DEFAULT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT, IF NOT IMPOSSIBLE, TO ESTIMATE AND DETERMINE, AND THAT THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN, AND THAT THE PAYMENT OF THE DEPOSIT TO HERSHA OWNER AS LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES PROVIDED FOR HEREIN IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO HERSHA OWNER. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE, THE REASONABLENESS OF THE AMOUNT OF LIQUIDATED DAMAGES AGREED UPON, AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL NOT LIMIT HERSHA OWNER’S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES PURSUANT TO ANY OTHER SECTION OF THIS AGREEMENT, NOR WAIVE OR AFFECT ANY PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THAT THEY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

/s/ ARP /s/ GP

HERSHA OWNER’S INITIALSOWNER JV’S INITIALS

(b) Notwithstanding anything to the contrary in this Agreement (including, without limitation, this Section 9.2), in the event of Owner JV’s default resulting in a termination of this Agreement, the facts surrounding which are not otherwise being disputed by Owner JV, Hersha Owner shall have all remedies available at law or in equity in the event Owner JV or any party related to Owner JV or affiliated with Owner JV is asserting any claims, costs, including attorneys’ and experts’ fees and costs of investigation and remediation costs under.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that Hersha Owner determines that there exists a material risk that any amount of the Deposit Hersha Owner is entitled to pursuant to this Article 9 would be treated as an amount that is treated as gross income for purposes of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), and is not gross income described Section 856(c)(2) or 856(c)(3) of the Code (“Nonqualifying Income”) for Hersha Hospitality Trust (“Hersha REIT”), which owns an indirect interest in Hersha Owner, upon the payment of such amounts to Hersha Owner, such amounts paid to Hersha Owner pursuant this Agreement in any tax year shall not exceed the maximum amount that can be paid to Hersha Owner in such year without causing Hersha REIT to fail to meet the requirements imposed on real estate investment trusts pursuant to Sections 856 through and including 860 of the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount were Nonqualifying Income.  If the amount payable for any tax year under the preceding sentence is less than the remaining amount of the Deposit to which Hersha Owner is entitled to pursuant to this Article 9 (together with any interest earned thereon, the “Expense Amount”), then the Escrow Agent shall retain the Expense Amount in accordance with the terms and conditions of the Escrow Agreement and shall not release any portion thereof to Hersha Owner, and Hersha Owner shall not be entitled to any such amount, unless and until (i) Hersha Owner receives (1) an opinion of Hersha REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter from Hersha REIT’s independent accountants indicating the maximum amount that can be paid at that time to Hersha Owner without causing Hersha REIT to fail to meet the REIT Requirements for any relevant taxable year or (iii) a private letter ruling issued by the Internal Revenue Service to Hersha REIT indicating that the receipt of any Expense Amount hereunder will not cause Hersha REIT to fail to satisfy the REIT Requirements, and (2) Hersha Owner delivers a notice to the Escrow Agent to release such portion of the Expense Amount.

(d) IN NO EVENT SHALL CINDAT, OWNER JV, LESSEE JV OR ANY THEIR RESPECTIVE DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF, HAVE ANY LIABILITY FOR ANY FURTHER CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

(e) The provisions of this Section 9.2 shall survive any termination of this Agreement.

9.3 Hersha Owner’s Default.  If, on the Closing Date, Hersha Owner or Hersha Lessee is in material default of this Agreement, Owner JV, as its sole and exclusive remedy, shall have the right to either (i) (A) terminate this Agreement by giving Hersha Owner written notice thereof, whereupon the Deposit shall be returned to Owner JV, and (B) if Hersha Owner’s material default is the result of a willful and intentional breach of its obligations under this Agreement, then Owner JV shall be entitled to recover from Hersha Owner the sum of Three Million Two Hundred Thousand and No/100 Dollars ($3,200,000) as liquidated damages in full satisfaction of any and all claims against Hersha JV, Hersha Lessee and the Hersha Members hereunder, or (ii) seek specific performance of Hersha Owner’s obligation to convey the Property pursuant to this Agreement; provided, however, as conditions precedent to an action in specific performance, in addition to other requirements imposed by applicable laws, and to the extent permitted by applicable laws, Owner JV must (A) have satisfied as of the Closing Date all conditions precedent to Hersha Owner’s obligation in Section 7.2 and, as of the Closing Date, shall have been ready, willing, and able to purchase the Property, (B) commence such legal action within thirty (30) days of the date scheduled for Closing or forever be barred from seeking such remedy and (C) maintain the Deposit then on deposit with Escrow Agent or the registry of a court of competent jurisdiction during the pendency of any such action (and Owner JV agrees the Deposit will be fully at risk should Owner JV not prevail in such action).  For the avoidance of doubt, each of Hersha Owner and Owner JV agrees that the foregoing sentence sets forth the only remedies available to Owner JV in the event of an inability or refusal by Hersha Owner to convey the Property and, more particularly, that Owner JV shall not be entitled to bring any claim or action against Hersha Owner for damages (except for a refusal to pay to Hersha JV the liquidated damages provided for in this Section 9.3).  Upon any termination as provided for in clause (i) above, the Parties shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.  EXCEPT AS SET FORTH IN THIS SECTION 9.3, IN NO EVENT SHALL HERSHA OWNER’S, HERSHA LESSEE’S, OR ANY OF THE HERSHA MEMBERS’ DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF, HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.  The provisions of this Section 9.3 shall survive any termination of this Agreement.

ARTICLE 10 MISCELLANEOUS

10.1 Broker.  Hersha Owner and Owner JV expressly acknowledge that Broker has acted as Hersha Owner’s exclusive agent with respect to the transaction contemplated hereby and with respect to this Agreement, and that Hersha Owner shall pay the entire real estate brokerage commission to Broker pursuant to a separate agreement between Hersha Owner and Broker. Each of Hersha Owner and Owner JV represents and warrants to the other that it has not dealt with any other broker in connection with this transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified Party as a result of acts of the indemnifying Party that would constitute a breach of its representation and warranty in this Section 10.1.  The provisions of this Section 10.1 shall survive the Closing or termination of this Agreement.

10.2 Further Instruments.  Each Party will, whenever and as often as it shall be reasonably requested to do so by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting Party and in accordance with industry custom or standard, in order to carry out the intent and purpose of this Agreement; provided, however, that neither Party shall be obligated to incur any cost, expense or liability not expressly contemplated by this Agreement.

10.3 Notices.  Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by a commercial overnight courier that guarantees next day delivery and provides a receipt, (c) by legible facsimile (followed by hard copy delivered in accordance with preceding subsections (a)-(b)) or (d) by electronic mail transmission, and shall be served on the parties at the addresses set forth in Section B. Any of the Parties may change its address for the receipt of notices, demands, consents, requests and other communications by giving written notice to the other Party in the manner provided for above.

Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery).

10.4 Assignment.  Owner JV and Lessee JV shall not have the right to assign, transfer, convey and/or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of Hersha Owner and Hersha Lessee, which consent may be withheld in Hersha Owner’s and Hersha Lessee’s sole and absolute discretion, provided, however, Owner JV and Lessee JV shall have the right, without obtaining Seller’s consent as aforesaid, to designate a wholly-owned subsidiary of Owner JV as the nominee of Owner JV to receive title to the Property and a wholly-owned subsidiary of Lessee JV to enter into the New Management Agreement, the New Sharing Agreement and other related property documents, by providing written notice to Seller at least one (1) Business Days prior to the Closing; provided, however, that (a) Owner JV and Lessee JV shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment, and (b) such designation or assignment shall not be effective until Owner JV and Lessee JV has provided Hersha Owner and Lessee Owner with a fully executed copy of such designation or assignment and assumption instrument, in form and substance reasonably satisfactory to Hersha Owner and Hersha Lessee.  Except in connection with the rights of Hersha Owner under Section 10.19 of this Agreement, Hersha Owner shall not have the right to assign, transfer, convey and/or otherwise sell (or enter into any agreement to do the same), directly or indirectly, any interest it may have in or under this Agreement without first having obtained the written consent of Owner JV, which consent may be withheld in Owner JV’s sole and absolute discretion.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs, and legal representatives.

10.5 Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, the Title Company or any other person or entity.

10.6 Waiver.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Party against whom the enforcement of the change, waiver, discharge or termination is sought or, in the case of a default waiver, by the non-defaulting Party.

10.7 Incorporation of Recitals, Exhibits and Schedules.  The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

10.8 Confidentiality.  Owner JV acknowledges and confirms that each “Hersha Manhattan Hotel Portfolio Confidentiality Agreement” dated as of July 16, 2015 and August 11, 2015, respectively, and signed by Cindat Capital Management Ltd. (collectively, the “Confidentiality Agreement”), continues to be in full force and effect. Subject to the requirements of any applicable laws, no Party will make any public announcement or other similar public statement about this Agreement or the transaction contemplated hereby without the written consent of the other Parties and the form and content of any public announcement by any Party will be subject to the prior approval of the other Parties. This Section 10.8 shall survive the Closing or any termination of this Agreement.

10.9 Merger.  Except in respect of the Confidentiality Agreement, all understandings and agreements heretofore had between the Parties are merged in this Agreement and the instruments and documents referred to herein, which fully and completely express their agreements with respect to the transactions contemplated herein, and supersede all prior agreements, written or oral, with respect thereto.

10.10 Governing Law.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York. The provisions of this Section 10.10 shall survive the Closing and any termination of this Agreement.

10.11 Jurisdiction.

(a) Any legal action or proceeding with respect to this Agreement shall be brought in a Federal or state court of competent jurisdiction sitting in the Southern District of New York or New York County (including the appellate courts thereof) (each, a “New York Court” and collectively, the “New York Courts”) and by execution and delivery of this Agreement, each party to this Agreement hereby accepts, generally and unconditionally, the jurisdiction of the New York Courts.  Each party to this Agreement hereby expressly and irrevocably submits the person of such party to this Agreement to the in personam jurisdiction of the New York Courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement.  To the extent permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of such party to this Agreement in any such New York Court.

(b) To the fullest extent permitted under applicable law, each party to this Agreement irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection which may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in a New York Court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, any claim that it is not personally subject to the jurisdiction of any such New York Court or that this Agreement or the subject matter hereof may not be enforced in or by such New York Court.

10.12 Captions.  The captions and Article headings included in this Agreement and the table of contents are for convenience only, do not constitute part of this Agreement and shall not be considered or referred to in interpreting the provisions of this Agreement.

10.13 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  The submission of a signature page transmitted by facsimile (or similar electronic transmission facility, including PDF via email) shall be considered as an “original” signature page for purposes of this Agreement.

10.14 Severability. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

10.15 Prior Negotiations; Construction.  No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the Parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement or to construe any of the provisions of this Agreement in any Party’s favor. The Parties acknowledge that each Party and its counsel have reviewed and prepared this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

10.16 Litigation Expenses.  In the event that either Hersha Owner or Owner JV is required to employ an attorney because any litigation arises out of this Agreement between the Parties, the non-prevailing Party shall pay the prevailing Party all reasonable fees and expenses, including attorneys’ fees and expenses, incurred in connection with such litigation.

10.17 WAIVER OF TRIAL BY JURY.  SUBJECT TO SECTION 10.10, EACH OF THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY A PARTY HERETO, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH RIGHT OR CLAIM RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY MATTER RELATED HERETO, OR ANY ACTS OR OMISSIONS IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER HAS BEEN AGREED TO AFTER CONSULTATION WITH LEGAL COUNSEL SELECTED BY THE APPLICABLE PARTY.

10.18 Business Day Convention; Time of Essence.  If the date on which, or time period by which, any right, option, election or other matter provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing shall occur, falls or expires on a day that is not a Business Day, then such date or time period shall be automatically deterred or extended until the close of business on the next Business Day. The Parties agree that time is of the essence with respect to obligations of the Parties set forth in this Agreement including but not limited to each of the dates and time periods provided for in this Agreement.

10.19 1031 Exchange.  Owner JV acknowledges that Hersha Owner may elect to effect an exchange (the “Exchange”) of the Property for property of like-kind and qualifying use (the “Exchange Property”) pursuant to Section 1031 of the Internal Revenue Code  and the Treasury Regulations promulgated thereunder. Notwithstanding anything contained in this Agreement to the contrary, Owner JV agrees that Owner JV shall, at no cost to Owner JV, cooperate with Hersha Owner in effecting such Exchange, Hersha Owner may effect a deferred “tax-free exchange” under Section 1031 of the Federal Revenue Code and the Treasury Regulations promulgated thereunder, including, without limitation, through the use of a “qualified intermediary” within the meaning of Treasury Regulations Section 1.1031 (k)-1(g)(4) (hereafter a “Qualified Intermediary”), as shall be selected by Hersha Owner. Owner JV shall take such steps and execute such documents, including, without limitation, the QI Assignment (as hereinafter defined), as may be reasonably necessary to assist Hersha Owner in this regard. If Hersha Owner assigns its interest in this Agreement to a Qualified Intermediary (the “QI Assignment”) as provided in Treasury Regulation Section 1.1031(k)-1(g)(4) on or before the Closing Date, then Owner JV, upon written notice from Hersha Owner, shall pay the Property Sale Proceeds to such Qualified Intermediary.  The obligations of Owner JV pursuant to this Section 10.19 shall survive the Closing.

10.20 Dispute Resolution. Notwithstanding anything to the contrary herein, the following procedures shall be used exclusively by the Parties to resolve any dispute under this Agreement (“Dispute”):

(a) A meeting shall be held between the Parties within ten (10) days after any Party gives written notice of the Dispute to the other Party (the “Dispute Notice”), which meeting shall be attended by a representative of each Party having decision-making authority regarding the Dispute (subject to board of directors or equivalent approval, if required) to attempt in good faith to negotiate a resolution of the Dispute.

(b) If, within thirty (30) days after delivery of the Dispute Notice, the Parties have not succeeded in negotiating a written resolution of the Dispute, upon written request by any Party to the other Party, all Parties will promptly negotiate in good faith to jointly appoint a mutually acceptable neutral person not affiliated with any other parties (the “Neutral”).  The Parties shall seek assistance in connection with the appointment of the Neutral from the American Arbitration Association or the Center for Public Resources, if they have been unable to agree upon the appointment of a Neutral within ten (10) days after one Party requests the appointment of a Neutral.  The fees and cost of the Neutral and of any such assistance shall be shared equally between the Parties.

(c) The Neutral appointed shall have a background in the management and operation of hotel facilities or commercial real estate projects, and the Neutral appointed may be rejected by the Parties only for reasons of bias.

(d) The Neutral shall have forty-five (45) days from the time of his or her appointment to meet with the parties and help them resolve the Dispute, unless the Parties mutually consent to an extension of this deadline.  The cost of this negotiating session, including fees and expenses, shall be borne equally by the Parties.

(e) The Parties agree to participate in good faith in a negotiating session(s) with the Neutral; provided, however, no Party shall be obligated to continue to participate in the negotiation session after such forty-fifth (45th) day.  If the Parties have not resolved the Dispute in writing within sixty (60) days after the appointment of the Neutral, either Party may elect to terminate the negotiations in writing following the expiration of such sixty (60)-day period and pursue legal action in any New York Court as further set forth in Section 10.11.

The provisions of this Section 10.20 shall survive the Closing and any termination of this Agreement.

10.21 No Joint and Several Liability.  Notwithstanding anything to the contrary herein, Hersha Owner and the Other Sellers shall not be jointly liable under this Agreement and the Other APCAs, but rather (i) Hersha Owner shall only be liable for representations, warranties, covenants and other obligations directly relating to Hersha Owner and the Property as provided in this Agreement and (ii) each of the Other Sellers shall only be liable for representations, warranties, covenants and other obligations directly relating to such Other Seller and the applicable Other Property as provided in the applicable Other APCA.  By approving the transactions contemplated hereby, no shareholder, member, partner, director, manager or officer of Hersha Owner or any of the Other Sellers shall have any personal liability hereunder for any obligations of Hersha Owner under this Agreement or for any obligations of any of the Other Seller under the Other APCAs.

[Signature Pages to Immediately Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CINDAT MANHATTAN HOTEL PORTFOLIO (US) LLC, a Delaware limited liability company

By: /s/ Gang Peng

Name:Gang Peng

Title:Authorized Signatory

CINDAT HERSHA OWNER JV LLC, a Delaware limited liability company

By: /s/ Gang Peng

Name:Gang Peng

Title:Authorized Signatory

CINDAT HERSHA LESSEE JV LLC, a Delaware limited liability company

By: /s/ Gang Peng

Name:Gang Peng

Title:Authorized Signatory

HHLP DUO TWO ASSOCIATES, LLC

By: /s/ Ashish R. Parikh

Name:Ashish R. Parikh

Title: Authorized Signatory

HHLP DUO TWO LESSEE, LLC

By: /s/ Ashish R. Parikh

Name:Ashish R. Parikh

Title: Authorized Signatory

HCIN NYC OWNER, LLC, a Delaware limited liability company

By: /s/ Ashish R. Parikh

Name:Ashish R. Parikh

Title: Authorized Signatory

HCIN NYC LESSEE, LLC, a Delaware limited liability company

By: /s/ Ashish R. Parikh

Name:Ashish R. Parikh

Title: Authorized Signatory

JOINDER OF GUARANTOR

Hersha Hospitality Limited Partnership, a Virginia limited partnership (“Hersha Guarantor”), is executing this Joinder of Guarantor (this “Joinder”) solely for the purposes specified in Section 3.9 of this Agreement.  Hersha Guarantor hereby guarantees to Owner JV the due and punctual payment and performance of Hersha Owner’s obligations under Section 3.9; provided, that, the Parties acknowledge and agree that Hersha Guarantor shall only be liable pursuant to Section 3.9 of this Agreement to the extent that Hersha Owner is liable pursuant to this Agreement.

Hersha Guarantor’s obligations under this Joinder are a continuing and irrevocable obligation of Hersha Guarantor and shall remain in full force until payment and/or performance in full of the obligations hereunder.  Hersha’s guaranty and liability under this Joinder and Section 3.9 are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following: (i) any amendment or modification of the terms of this Agreement; (ii) any failure or delay of Owner JV to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Agreement; (iii) any dealings or transactions between Hersha Owner and Owner JV or any of their Affiliates relating to this Agreement, whether or not Hersha Guarantor shall be a party to or cognizant of the same; (iv) any guaranty now or hereafter executed by Hersha Guarantor or its Affiliates or the release of Hersha Guarantor or its Affiliates thereunder or the failure of any other party to assume liability for the payment in connection with this Joinder or this Agreement, whether by operation of law or otherwise; (v) Owner JV's consent to any assignment or successive assignments of this Agreement; (vi) the failure to give Hersha Owner notice of any breach of this Agreement if such notice is not required; and/or (vii) any other circumstance which might constitute a legal or equitable discharge or defense available to Hersha Guarantor, whether similar or dissimilar to the foregoing (including any bankruptcy of Hersha Owner), other than the defense of (a) payment and performance or (b) the claim against Hersha Owner is not due and owing under the terms of this Joinder or this Agreement or that Hersha Owner has performed (it being understood and agreed that Owner JV will only be required to litigate the existence of the same or similar defenses raised by both Hersha Owner and Hersha Guarantor in one action or proceeding). Hersha Guarantor expressly waives the following: (i) notice of acceptance of this Agreement; (ii) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (iii) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder and Section 3.9, or the interpretation, breach or enforcement of such obligations; and (iv) all rights of subrogation and any other claims that it may now or hereafter acquire against Hersha Owner or any insider that arise from the existence, payment, performance or enforcement of Hersha Guarantor's obligations under this Joinder or Section 3.9 until such time as Hersha Guarantor's obligations under this Joinder and Section 3.9 are performed and paid in full.  Hersha Guarantor's guaranty under this Joinder and Section 3.9 is a present guaranty of payment and performance and not of collection.

HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By: /s/ Ashish R. Parikh

Name:Ashish R. Parikh

Title: Authorized Signatory

RECEIPT BY ESCROW AGENT

This Agreement fully executed by Hersha Owner, Owner JV and each of the other Parties thereto, has been received by Escrow Agent as of this 2nd day of February, 2016, and by its execution hereof. Escrow Agent hereby covenants and agrees to be bound by Sections 2.1,  2.2, 3.9, 4.4,  4.5(b),  9.1,  9.2, and 9.3 and any other terms of this Agreement that are applicable to Escrow Agent in its role as escrow agent pursuant to this Agreement.

Escrow Agent’s agreement to the forgoing and execution of this Receipt is further subject to the following:

1.	Escrow Agent shall have no duties or responsibilities except those set forth in this Agreement, which the Parties agree are ministerial in nature.
2.

Escrow Agent is serving without compensation, solely as an accommodation to the Parties, and except for the gross negligence or willful misconduct of Escrow Agent, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent.

3.

The Parties jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all suits, actions, loss, costs, claims, damages, liabilities, and expenses which may be incurred by reason of its acting as Escrow Agent other than caused by the gross negligence or willful misconduct of Escrow Agent. Escrow Agent may charge against the Deposit any amounts owed to it under the foregoing indemnity.

4.

In the event of any litigation between the Parties, Escrow Agent may deposit the Deposit with the clerk of the court in which such litigation is pending.  Upon the making of such deposit, Escrow Agent shall be relieved of its duties hereunder and shall have no liability thereafter to any party whatsoever.

5.

If at any time you receive notice from Hersha Owner or Owner JV (as applicable, the “Requesting Party”) stating that the other Party is in default under this Agreement (the “Defaulting Party”), and a copy of such default notice has been delivered to the Defaulting Party in accordance with Section 10.3, you shall, on the fifth (5th) Business Day after receipt of such default notice, deliver the Deposit to the Requesting Party at such account or address instructed by such Party, except if you receive written notice from the Defaulting Party or its counsel within five (5) Business Days after receipt of such default notice that the Defaulting Party disputes the Requesting Party’s right to receive the Deposit and directs you not to make the foregoing delivery, you shall not deliver the Deposit to the Requesting Party but shall instead retain it, or, if appropriate, interplead the Deposit in a court of competent jurisdiction.

6.

If Owner JV has the right to termination this Agreement in accordance with Section 9.1(b), unless Escrow Agent receives written notice within five (5) Business Days of receipt of such termination notice that Hersha Owner is disputing such termination, then on the fifth (5th) Business Day after receipt of such termination notice, Escrow Agent shall deliver the entire Deposit to Owner JV without offset, deduction or delay in accordance with the written wiring instructions provided by Owner JV and without the need for any further consent or authorization of Hersha Owner or any other Party to this Agreement.

[SIGNATURE PAGE TO RECEIPT BY ESCROW AGENT]

Kensington Vanguard National Land Services

By:/s/ Larry Boes

Name: Larry Boes

Title: Executive Vice President & General Counsel

EXHIBITS AND SCHEDULES

EXHIBITS:

EXHIBIT A – Legal Description of Real Property

EXHIBIT B – [Intentionally Omitted]

EXHIBIT C – Form of Deed

EXHIBIT D – Form of Bill of Sale

EXHIBIT E – Intentionally Omitted

EXHIBIT F – Form of Assignment of Contracts

EXHIBIT G – Form of FIRPTA Certificate

EXHIBIT H – ERISA Letter

EXHIBIT I – Owner JV Agreement and Lessee JV Agreement

EXHIBIT J – Terms of Asset Management Agreement

SCHEDULES:

SCHEDULE A – Purchase Price

SCHEDULE 1.3 (c) – List of Excluded Property

SCHEDULE 1.3 (d) – List of Excluded National Contracts

SCHEDULE 3.8 – Advance Bookings

SCHEDULE 4.2 – Title Commitment (Mark-Up)

SCHEDULE 8.2 (b) – Pending Litigation

SCHEDULE 8.2 (e) – List of Leases

SCHEDULE 8.2 (f) – List of Contracts

SCHEDULE 8.2(g) – List of Permits

EXHIBIT A

Legal Description of Real Property

EXHIBIT___

Legal Description

(Candlewood Suites Times Square–339-341 West 39th Street, NY)

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of West 39th Street, distant 224 feet easterly from the corner formed by the intersection of the northerly side of West 39th Street, and the easterly side of 9th Avenue;

RUNNING THENCE northerly parallel with the easterly side of 9th Avenue, 98 feet 9 inches to the center line of the block;

THENCE easterly along said center line of the block and parallel with the northerly side of West 39th Street, 40 feet 7 inches;

THENCE southerly parallel with the easterly side of 9th Avenue, 98 feet 9 inches to the northerly side of West 39th Street; and

THENCE westerly along the northerly side of West 39th Street, 40 feet 7 inches to the point or place of BEGINNING.

A-1

EXHIBIT B

Intentionally Omitted

B-1

EXHIBIT C

Form of Deed

THIS INDENTURE, made as of the ____ day of __________, by [_________________________], a [_______________], having an address at [_________________] (hereinafter referred to as “Grantor”), to [_________________________], a [_______________] having an address c/o [___________________] (hereinafter referred to as “Grantee”).

WITNESSETH, that Grantor, in consideration of Ten Dollars ($10.00), lawful money of the United States, paid by Grantee, does hereby grant and release unto Grantee, the heirs or successors and assigns of Grantee forever:

ALL that certain plot, piece or parcel of land with the building and improvements thereon erected, situate, lying and being, more particularly described on Exhibit A attached hereto and made a part hereof (the “Premises”);

TOGETHER WITH all right, title and interest, if any, of Grantor in and to any streets and roads abutting the Premises to the center lines thereof;

TOGETHER WITH the appurtenances and all the estate and rights of Grantor in and to the Premises.

TO HAVE AND TO HOLD the Premises unto Grantee, the heirs or successors and assigns of Grantee forever.

AND Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements at the Premises and will apply the same first to the payment of the cost of the improvements before using any part of the total of the same for any other purpose.

[end of page]

IN WITNESS WHEREOF, Grantor has duly executed this deed the day and year first above written.

GRANTOR:

[_________________________]

a Delaware limited liability company

By:
Name:
Title:

STATE OF NEW YORK)

)  ss.:

COUNTY OF NEW YORK)

On the ____ day of __________ in the year 20__ before me, the undersigned, personally appeared _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgment
Bargain and Sale Deed Without Covenant Against Grantor’s Acts	SECTION: BLOCK: LOT: COUNTY:
[________________] TO [__________________]	STREET ADDRESS:
RETURN BY MAIL TO:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT D

Form of Bill of Sale

THIS BILL OF SALE (this “Bill of Sale”), dated as of ___________, 2016 (the “Effective Date”), by and between , a     limited liability company (“Seller”), in favor of , a Delaware limited liability company (“Purchaser”) (collectively, the “Parties” and individually, “Party”).

RECITALS:

WHEREAS, Seller is the owner of the Candlewood Suites Times Square hotel located in the City and County of New York and more particularly described in the Purchase Agreement (as defined below); and

WHEREAS, pursuant to that certain Asset Purchase and Contribution Agreement dated as of February 2, 2016 (the “Purchase Agreement”), by and between Seller and Purchaser and the other parties named therein, Seller has agreed to sell, transfer, assign and deliver all of its right, title and interest in and to the Personal Property, all as more specifically identified below.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

AGREEMENT:

1.

Seller hereby sells, grants, conveys, transfers, sets over and delivers to Purchaser all of Seller’s right, title and interest in and to the Personal Property on an “AS IS, WHERE IS AND WITH ALL FAULTS” basis, and without any representation or warranty, express or implied, by Seller or any third person (except as otherwise expressly provided for in the Purchase Agreement) regarding the condition, quantity, design, merchantability, fitness or quality thereof.

2.

Seller hereby represents and warrants that it has good and valid title to the Personal Property being conveyed hereunder, free and clean of all liens, claims and encumbrances other than Permitted Exceptions.

3.	The agreements, covenants and terms hereof shall be binding upon and inure to the benefit of the successors and assigns of the Parties.
4.	Capitalized terms not otherwise defined in this Bill of Sale shall have the meanings ascribed to such terms in the Purchase Agreement.
5.	This Bill of Sale shall be governed by, and interpreted in accordance with, the laws of the State of New York.
6.	This Bill of Sale may be executed in one or several counterparts, and each counterpart so executed shall be deemed to be an original for all purposes hereunder.

[remainder of page intentionally left blank]

D-1

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be duly executed as of the Effective Date.

SELLER:

By:

Name:

Title:

Acknowledged and Agreed:

PURCHASER:

By:

Name:

Title:

D-2

EXHIBIT E

Intentionally Omitted

E-1

EXHIBIT F

Form of Assignment of Contracts

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (“Assignment”) is made as of the _________ day of ____________, 2016 (the ‘‘Effective Date”), by and between ( i ) , a limited liability company (“Assignor” ), and (ii) , a Delaware limited liability company (“Assignee”) (collectively, the “Parties” and individually, “Party”).

RECITALS:

WHEREAS, by Asset Purchase and Contribution Agreement between Assignor and Assignee and the other parties named therein, dated as of February 2, 2016 (the “Purchase Agreement”), Assignor agreed to sell to Assignee certain real property, and the improvements located thereon, as more particularly described in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign all of its right, title and interest in and to certain contracts relating to the Property and Assignee shall assume all of the obligations of Assignor under such contracts, and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereby agree as follows:

AGREEMENT:

1.

Assignment and Assumption. Assignor hereby assigns, sets over and transfers to Assignee, all of Assignor’s right, title and interest in and to the contracts specified on Schedule 1 attached hereto (collectively, the “Contracts”).  Assignee hereby assumes all of Assignor’s right, title and interest in and to the Contracts and assumes all liabilities and obligations thereunder from and after the Effective Date.

7.

AS-IS. Except as otherwise expressly provided for in the Purchase Agreement, Assignor has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Contracts and rights assigned hereunder, including but not limited to, compliance of the Contracts with the requirements of any law, rule, specification or contract pertaining thereto. Except as otherwise expressly provided for in the Purchase Agreement, Assignee accepts the contracts and rights assigned hereunder on an “AS IS, WHERE IS, WITH ALL FAULTS” basis.

8.

Mutual Indemnity.  Assignee agrees to indemnify and hold harmless Assignor on demand from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of its obligations under the Contracts arising from and accruing on or after the Effective Date. Assignor agrees to indemnify and hold harmless Assignee on demand from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of its obligations under the Contracts to the extent accruing at any time prior to the Effective Date and during Assignor’s period of ownership, except to the extent such cost, liability, damage or expense has been expressly assumed by Assignee.  The foregoing, notwithstanding, Assignor’s indemnification of Assignee shall not apply to any cost, liability, damage or expense in any way caused by or relating to the physical condition of the Property and shall be subject in all respects to Paragraph 2 above and Section 1.4 of the Purchase Agreement.

9.	Governing Law. This Assignment and all transactions hereunder shall be governed by the laws of the State of New York.
10.

Counterparts.  This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the Effective Date.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title:

EXHIBIT G

Form of FIRPTA Certificate

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by the undersigned (“Hersha Owner”),  Hersha Owner hereby certifies:

1.	Hersha Owner is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations);
11.	Hersha Owner’s U.S. employer identification number is ___________________; and
12.	Hersha Owner’s office address is: .

Hersha Owner understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Hersha Owner.

Dated:  ___________ __, _____

By:

Name:

Title:

G-1

EXHIBIT H

ERISA Letter

__________ __, ______

Re:Acquisition of Candlewood Suites Times Square in New York, New York (the “Property”)

Ladies and Gentlemen:

The undersigned represents to you that Cindat Hersha Owner JV LLC, a Delaware limited liability company (“Owner JV”), or any affiliates thereof, or any person or entity providing financing for the purchase of the Property, are not using the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and covered under Title 1, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations under the Purchase and Sale Agreement, dated February 2, 2016, with respect to the Property by and between HHLP Duo Two Associates, LLC, as Hersha Owner, and Owner JV, as purchaser, including the acquisition of the Property.

Very truly yours,

By:

Name:

Title:

H-1

EXHIBIT I

Form of Owner JV Agreement and Lessee JV Agreement

[Attached]

I-1

EXHIBIT J

Terms of Asset Management Agreement

•	Asset Management Fee equal to 1% of gross revenues less the cost of third party assistance not to exceed 35% of the total Fee.
•	The remaining Fee after any such third party assistance will be split 70% to Cindat and 30% to Hersha.
•	The Fee will be paid monthly in arrears.
•	Cindat and Hersha will jointly make all day-to-day asset management decisions. Cindat will have the final say in asset management matters in the event of a deadlock between Hersha and Cindat.

J-1